UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

COMCAST CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2012 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 31, 2012

Time:	Doors open:	8:00 a.m. Eastern Time
	Meeting begins:	9:00 a.m. Eastern Time

Place:	Pennsylvania Convention Center
One Convention Center Place
Philadelphia, Pennsylvania 19107

Purposes:

•      Elect directors

•      Ratify the appointment of our independent auditors

•      Approve the Comcast Corporation 2002 Employee Stock Purchase Plan

•      Approve the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan

•      Vote on four shareholder proposals

•      Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 68 of the attached proxy statement. At the meeting, you will hear a report on our business and have an opportunity to meet our directors and executive officers.

Only shareholders of record on March 22, 2012 may vote at the meeting. Attendance at the meeting is limited to shareholders of record and one guest per shareholder. If the meeting is adjourned because a quorum is not present, those shareholders who attend the reconvened adjourned meeting shall constitute a quorum for the purpose of acting upon the matters presented at the adjourned meeting pursuant to the rules described in “Voting Securities and Principal Holders — Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In accordance with this e-proxy process, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2011 Annual Report on Form 10-K will be mailed to you along with the proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 20, 2012.

Your vote is important. Please vote your shares promptly. To vote your shares, you can use the Internet as described in the Notice of Internet Availability of Proxy Materials in the attached proxy statement and on your proxy card; call the toll-free telephone number as described in the attached proxy statement and on your proxy card; or complete, sign and date your proxy card and return your proxy card by mail.

ARTHUR R. BLOCK

Secretary

April 20, 2012

* * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 31, 2012: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.proxyvote.com.

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of Comcast Corporation’s (“Comcast,” the “Company” or “our,” “we” or “us”) Class A and Class B common stock at the close of business on March 22, 2012 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting. This proxy statement is made available to holders of Class A Special common stock for informational purposes only. The Notice of Internet Availability of Proxy Materials is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 20, 2012.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com and follow the instructions outlined on the secure website.

•

By telephone:    Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.

•	In writing: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 30, 2012.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors, (c) the approval of the Comcast Corporation 2002 Employee Stock Purchase Plan, and (d) the approval of the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan; and (ii) against the four shareholder proposals.

If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and vote, your shares will be voted as you specify on your proxy card. If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 25, 2012.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 20, 2012, we mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders are able to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual meeting of shareholders on the environment.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting in person at the meeting.

Attending in Person

Attendance at the meeting is limited to shareholders of record on March 22, 2012 and one guest per shareholder. For safety and security reasons, video and audio recording devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

Please bring an admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership. An admission ticket is attached to your proxy card. Your Notice of Internet Availability of Proxy Materials will also serve as an admission ticket. Alternatively, if your shares are held in the name of your bank, brokerage firm or other nominee, the voting instruction form received from your bank, brokerage firm or other nominee or an account statement or letter from the nominee indicating that you beneficially owned shares on March 22, 2012, the record date for voting, will serve as an admission ticket.

Registered shareholders also may request a replacement admission ticket by sending a written request to Comcast Corporation, in care of Broadridge Financial Solutions, Post Office Box 9160, Farmingdale, NY 11735.

Webcast of the Meeting

We are pleased to offer an audio webcast of the matters to be voted upon at the annual meeting of shareholders. If you choose to listen to the audio webcast, you may do so via a link on our website at www.cmcsa.com or www.cmcsk.com.

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure that the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) also may exercise broad discretion in recognizing shareholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Contacting Our Board, Board Committees or Directors

Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Presiding Director, to any other particular director, to the independent or nonemployee directors or to any committee of the Board or other group of directors, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You also may send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chair@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board or the relevant director(s), committee(s) or group of directors based on the subject matter of the communication.

Corporate Governance

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct are posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. We will disclose under the “Governance” section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC. The charters of each of the Board’s Audit, Compensation, Finance and Governance and Directors Nominating Committees also are posted on our website. More information on our Board and its committees can be found beginning on page 11.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on March 22, 2012, the record date, we had outstanding 2,106,323,078 shares of Class A common stock, 581,341,234 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1345 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Abstentions, withheld votes in regard to the election of directors and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

Principal Shareholders

This table sets forth information as of March 1, 2012 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Class A common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	139,744,976(1)	6.68%

Class A common stock	Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	138,015,057(2)	6.60%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375(3)	100%

(1)	This information is based upon a Schedule 13G filing with the SEC on February 13, 2012 made by BlackRock, Inc. setting forth information as of December 31, 2011.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 14, 2012 made by Capital Research Global Investors setting forth information as of December 31, 2011.

(3)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendents are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into a share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock and Class A Special common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnotes (16) and (17) to the table.

Security Ownership of Directors, Nominees and Executive Officers

This table sets forth information as of March 1, 2012 about the amount of common stock beneficially owned by (i) our current directors (all of whom are also nominees for director), (ii) the named executive officers listed in the “Summary Compensation Table for 2011” on page 48 and (iii) our directors and executive officers as a group. Except as noted, no shares of common stock held by our directors or executive officers have been pledged.

	Amount Beneficially Owned(1)					Percent of Class
Name of Beneficial Owner	Class A(2)		Class A Special(3)		Class B	Class A(2)	Class A Special(3)	Class B
Michael J. Angelakis	1,749,502	(4)	—		—	*	—	—
Kenneth J. Bacon	91,434		—		—	*	—	—
Sheldon M. Bonovitz	71,299	(5)	164,613	(6)	—	*	*	—
Stephen B. Burke	3,243,580	(7)	120,838	(8)	—	*	*	—
David L. Cohen	2,782,730	(9)	99,397	(10)	—	*	*	—
Joseph J. Collins	172,716	(11)	—		—	*	—	—
J. Michael Cook	97,029	(12)	3,450	(13)	—	*	*	—
Gerald L. Hassell	40,992		—		—	*	—	—
Jeffrey A. Honickman	106,290	(14)	10,217	(15)	—	*	*	—
Eduardo G. Mestre	34,006		—		—	*	—	—
Brian L. Roberts	5,257,859	(16)	8,878,316	(17)	9,444,375(18)	*	1.5%	100%(18)
Ralph J. Roberts	2,668,004		1,578,318	(19)	—	*	*	—
Johnathan A. Rodgers	9,258		—		—	*	—	—
Dr. Judith Rodin	87,103		—		—	*	—	—
Neil Smit	280,939		—		—	*	—	—
All directors and executive officers as a group (17 persons)	17,573,146(4)		10,923,496(6)		9,444,375(18)	*	1.9%	100%(18)
	(5)(7)(9)(11)(12)(14)(16)		(8)(10)(13)(15)(17)(19)(20)

*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

Includes beneficial ownership of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2012: Mr. Angelakis, 997,001 shares; Mr. Bacon, 33,750 shares; Mr. Bonovitz, 33,750 shares; Mr. Burke, 2,764,042 shares; Mr. Cohen, 2,164,515 shares (450,000 of which are held by a family trust); Mr. Collins, 14,062 shares; Mr. Cook, 40,944 shares; Mr. Brian L. Roberts, 4,051,500 shares; Mr. Ralph J. Roberts, 1,758,225 shares; Dr. Rodin, 33,750 shares; Mr. Smit, 138,060 shares; and all directors and executive officers as a group, 12,737,797 shares. Also includes beneficial ownership of shares of Class A common stock underlying restricted stock units (“RSUs”) held by the following persons that vest on or within 60 days of March 1, 2012: Mr. Angelakis, 158,010 shares; Mr. Burke, 229,890 shares; Mr. Cohen, 140,450 shares; Mr. Brian L. Roberts, 251,205 shares; Mr. Ralph J. Roberts, 39,920 shares; Mr. Smit, 108,820 shares; and all directors and executive officers as a group, 1,233,140 shares. Also includes share equivalents that will be paid at a future date in cash and/or in our Class A common stock pursuant to an election made under our restricted stock plan for the following persons: Mr. Bacon, 32,130 share equivalents; Mr. Bonovitz, 10,004 share equivalents;

Mr. Collins, 45,993 share equivalents; Mr. Cook, 45,988 share equivalents; Mr. Hassell, 34,512 share equivalents; Mr. Honickman, 46,096 share equivalents; Mr. Mestre, 10,313 share equivalents; Mr. Brian L. Roberts, 233,500 share equivalents; Mr. Ralph J. Roberts, 748,270 share equivalents; Mr. Rodgers, 8,363 share equivalents; and Dr. Rodin, 45,985 share equivalents. Also includes share equivalents that will be paid at a future date in our Class A common stock under our deferred compensation plans for the following persons: Mr. Collins, 10,661 share equivalents; Mr. Cook, 5,687 share equivalents; Mr. Hassell, 6,480 share equivalents; Mr. Honickman, 9,692 share equivalents; Mr. Mestre, 1,193 share equivalents; Mr. Rodgers, 895 share equivalents; and Dr. Rodin, 7,368 share equivalents.

(3)	Includes beneficial ownership of shares of Class A Special common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2012: Mr. Burke, 28,125 shares; Mr. Cohen, 6,375 shares; and all directors and executive officers as a group, 45,750 shares.

(4)	Includes 11,400 shares of Class A common stock owned in an individual retirement-investment account; 2,400 shares owned by his wife in an individual retirement-investment account; 391,520 shares held jointly by him and his wife; 169,563 shares held by a family trust of which he is a trustee; 9,500 shares held by a family trust of which his wife is a trustee; and 9,450 shares owned by a charitable foundation of which he and his wife are trustees.

(5)	Includes 72 shares of Class A common stock held by a testamentary trust of which he is a trustee and 5,899 shares owned by family partnerships.

(6)	Includes 15,714 shares of Class A Special common stock owned by a charitable foundation of which his wife is a trustee and 133,062 shares owned by partnerships.

(7)	Includes 225,584 shares of Class A common stock that have been pledged.

(8)	Includes 55,532 shares of Class A Special common stock that have been pledged.

(9)	Includes 123,087 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee and 144,663 shares owned in family trusts.

(10)	Includes 31,509 shares of Class A Special common stock owned in family trusts.

(11)	Includes 102,000 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee.

(12)	Includes 2,425 shares of Class A common stock owned by his wife and 1,455 shares held jointly by him and his wife.

(13)	Represents 3,450 shares of Class A Special common stock held jointly by him and his wife.

(14)	Includes 10,000 shares of Class A common stock held by a grantor trust of which he is a trustee.

(15)	Includes 77 shares of Class A Special common stock owned by his daughters.

(16)	Includes 58,000 shares of Class A common stock held by a family trust; 14,462 shares owned in our retirement-investment plan; and 2,034 shares owned by his wife. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A common stock, he would beneficially own 14,702,234 shares of Class A common stock, representing less than 1% of the Class A common stock.

(17)	Includes 66,408 shares of Class A Special common stock owned in our retirement-investment plan. Also includes 4,068 shares owned by his wife; 240 shares owned by his daughter; and 372,415 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 6,856,323 shares owned by a limited liability company of which he is the managing member and 1,542,065 shares owned by certain family trusts, but does not include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A Special common stock, he would beneficially own 18,322,691 shares of Class A Special common stock, representing approximately 3.1% of the Class A Special common stock.

(18)	See footnote (3) under “— Principal Shareholders” above.

(19)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by him; 495,700 shares held by grantor retained annuity trusts of which he is a trustee; and 69,875 shares owned by a family charitable foundation of which his wife is a trustee.

(20)	Includes 18,419 shares of Class A Special common stock owned by the children of an executive officer, other than those named above.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, we believe that all filings required to be made by our reporting persons for the period January 1, 2011 through December 31, 2011 were made on a timely basis.

PROPOSAL 1:     ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below. All of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Governance and Directors Nominating Committee names one.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, are independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under the “Governance” section of our website, www.cmcsa.com or www.cmcsk.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that we and our subsidiaries in the ordinary course of business have during the current year and the past three fiscal years sold products and services to, and/or purchased products and services from, companies at which some of our directors are currently executive officers or a controlling shareholder. In each case, the amount paid to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, independent directors will constitute over 70% of our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the current issues facing our company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director.

Nominees for Director

Brian L. Roberts, 52, has served as a director since March 1988, as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. He is also the Chairman of the Board of NBCUniversal, LLC. As of December 31, 2011, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization, and was a director of The Bank of New York Mellon until April 2007. We believe that Mr. Roberts’ extensive experience and leadership in the cable, phone, Internet, wireless, and media and entertainment industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs, render him qualified to serve as one of our directors.

Ralph J. Roberts, 92, our Founder, has served as a director since March 1969 and is Chairman Emeritus of the Board. He served as the Chair of the Finance Committee of the Board from November 2002 until December 2008. From March 1969 to February 1990, Mr. Roberts served as our President, and from November 1984 to November 2002, he served as our Chairman of the Board. He is the father of Mr. Brian L. Roberts. We believe that Mr. Roberts’ extensive experience and leadership in the cable, phone, Internet, wireless, and media and entertainment industries, including as our former President, render him qualified to serve as one of our directors.

Kenneth J. Bacon, 57, has served as a director since November 2002. Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the Executive Leadership Council and a director of the Corporation for Supportive Housing. We believe that Mr. Bacon’s significant experience in governmental affairs, the financial industry and the non-profit, educational and philanthropic communities renders him qualified to serve as one of our directors.

Sheldon M. Bonovitz, 74, has served as a director since March 1979. Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is also Chairman of Philadelphia’s Children First Fund, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of the Barnes Foundation, the Curtis Institute of Music, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art. He is a founder, the President and a member of the board of trustees of the Foundation for Self-Taught American Artists. We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters and the non-profit, educational and philanthropic communities render him qualified to serve as one of our directors.

Joseph J. Collins, 67, has served as a director since October 2004. Mr. Collins currently serves as the Chairman of Aegis, LLC. From August 2001 to December 2003, he served as Chairman and Chief Executive Officer of AOL Time Warner Interactive Video. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable. We believe that Mr. Collins’ extensive experience and leadership in the cable and Internet industries, including his various experiences as a chief executive officer as noted above, coupled with his experience in the media and entertainment and technology industries and in governmental affairs, render him qualified to serve as one of our directors.

J. Michael Cook, 69, has served as a director since November 2002. Mr. Cook is a director of International Flavors & Fragrances, Inc. He also is Chairman of the Accountability Advisory Panel to the Controller General of the United States, an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), a member of the PCAOB’s Standing Advisory Committee and a member of the Accounting Hall of Fame. In addition, Mr. Cook is Chairman of the Board of the Comeback America Initiative and a Chairman Emeritus of the Board of Catalyst. Mr. Cook was named one of the Outstanding Directors in America by Directors’ Alert in 2002 and has been a past member of the National Association of Corporate Directors’ Blue Ribbon Commissions on Corporate Governance and Audit Committees. Mr. Cook had been a director of Eli Lilly and Company until April 2009. We believe that Mr. Cook’s extensive experience and leadership in the accounting profession, including his experience as the former Chairman and Chief Executive Officer of Deloitte & Touche, coupled with his skills in corporate governance matters, render him qualified to serve as one of our directors.

Gerald L. Hassell, 60, has served as a director since May 2008. He is the Chief Executive Officer and President of The Bank of New York Mellon (“BNYM”). Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell serves on BNYM’s Board of Directors. He is also a member of the board of trustees of Duke University, a member of the Board of Visitors of Columbia University Medical Center, a member of the Financial Services Roundtable and Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the boards of the New York Philharmonic, The Economic Club of New York and the National September 11 Memorial & Museum. We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a chief executive officer and president as noted above, render him qualified to serve as one of our directors.

Jeffrey A. Honickman, 55, has served as a director since December 2005. He has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves on the board of directors of the American Beverage Association and the Dr. Pepper Snapple Bottlers Association. Mr. Honickman is a member of the board of trustees of Germantown Academy. He also serves on the board of governors of St. Joseph’s University Academy of Food Marketing, the board of trustees of the National Museum of American Jewish History and the Dean’s Advisory Council of the Drexel University LeBow College of Business. We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Eduardo G. Mestre, 63, has served as a director since May 2011. Since February 2012, he has been a Senior Managing Director and Chairman of Global Advisory of Evercore Partners Inc., an independent investment banking advisory firm. From October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s global investment bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP. Mr. Mestre serves as a director of Avis Budget Group, Inc. We believe that Mr. Mestre’s significant experience and leadership in the investment banking industry, including in the cable, phone, Internet and wireless industries, render him qualified to serve as one of our directors.

Johnathan A. Rodgers, 66, has served as a director since September 2011. From January 2004 until his retirement in July 2011, Mr. Rodgers was the President and Chief Executive Officer of TV One, a cable network that offers programming targeted for the African American community. Prior to joining TV One, Mr. Rodgers had been the President of Discovery Networks for six years and, prior to that, had worked at CBS, Inc. for twenty years, where he held a variety of executive positions, including President of the CBS Television Stations Division. Mr. Rodgers also serves as a director of Nike, Inc. and The Procter & Gamble Company. We believe that Mr. Rodgers’ extensive experience and leadership in the media and entertainment industry, including his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Dr. Judith Rodin, 67, has served as a director since November 2002. She is President of the Rockefeller Foundation. From 1994 to 2004, Dr. Rodin served as President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. She also serves as a director of AMR Corporation and Citigroup Inc. We believe that Dr. Rodin’s extensive experience in the non-profit, educational and philanthropic communities, including her various experiences as a president as noted above, renders her qualified to serve as one of our directors.

About Our Board and its Committees

The Board	We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2011, there were nine meetings of our Board and a total of 22 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served. Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year. During 2011, our independent directors held executive sessions following each of our five regularly scheduled Board meetings. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, we will have eight independent directors. We require our directors to attend the annual meeting of shareholders, barring unusual circumstances. All of our directors attended the 2011 annual meeting of shareholders.

Retirement Age/ Director Emeritus Program	Our corporate governance guidelines require that our independent directors not stand for re-election to the Board after reaching the age of 72. Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote or be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director.

Risk Oversight	While risk management is primarily the responsibility of our management, we believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant relevant risks. In addition, our management, with involvement and input from our Board, performs an annual companywide enterprise risk management assessment and identifies the significant strategic, operational, financial and legal risk areas for our Board’s oversight and reports to the Board on the results of the assessment. Our executive management committee has the overall responsibility and oversight of this process, and an enterprise risk management steering committee, comprised of legal, financial, accounting and business executives, manages it. We also assign one or more senior business executives to work with the executive management committee and steering committee on each of the identified risks to appropriately monitor and manage them. In addition, one of our independent directors reviews the results of this process with management before management presents its annual report to the Board.

Succession Planning	Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, there is a Board level discussion of our succession planning for senior executive management. To help fulfill the Board’s responsibility, our Governance and Directors Nominating Committee requires, pursuant to our corporate governance guidelines, that the Compensation Committee ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, including identifying and developing internal candidates. In addition to requiring CEO succession planning, our corporate governance guidelines require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management.

Board Leadership Structure	Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership for carrying out our strategic initiatives and confronting our challenges. He also serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board. Moreover, our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where, if following the annual meeting all of our director nominees are elected, over 70% of our directors will be independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are comprised entirely of independent directors; and through our Presiding Director, who, among other duties and as more fully described below, presides at the executive sessions held by our independent directors.

Presiding Director	In accordance with our corporate governance guidelines, our Board has a Presiding Director position, which is currently filled by Mr. Collins. The Presiding Director:

•

presides over executive sessions of our independent directors, including an annual executive session during which our independent directors review the performance of our Chief Executive Officer and senior management;

•	consults in advance with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

•

communicates periodically between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

•	reviews and approves the process for the annual self-assessment of our Board and its committees;

•	organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

•	reviews and suggests topics for discussion and presentation at Board meetings.

The role of Presiding Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Committees of our Board	Our Board has four standing committees. The following describes for each committee its current membership, the number of meetings held during 2011 and its mission.

Audit Committee	Joseph J. Collins, J. Michael Cook (Chair), Jeffrey A. Honickman, Eduardo G. Mestre, Johnathan A. Rodgers and Dr. Judith Rodin. Each member of the committee is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met eight times in 2011. The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;

•	the qualifications and performance of our internal audit function; and

•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

In addition, the Audit Committee is responsible for reviewing our processes and practices with respect to enterprise risk assessment and management. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the SEC, which is included beginning on page 19.

Our Board has concluded that J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts.

Compensation Committee	Joseph J. Collins, Gerald L. Hassell and Dr. Judith Rodin (Chair). Each member of the committee is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended). A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met six times in 2011. The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, over the course of at least two meetings, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors. Also, together with the Governance and Directors Nominating Committee, it oversees succession planning for our senior management (including our Chief Executive Officer). The Compensation Committee is also responsible for preparing the Compensation Committee report required by the rules of the SEC, which is included on page 47.

On a regular basis, we engage the services of a compensation consultant to provide research and analysis as to the form and amount of executive and director compensation. The consultant does not have any role in determining or recommending the form or amount of such compensation. We and the Compensation Committee request that the consultant provide market research utilizing information derived from proxy statements, surveys and its own consulting experience and that the consultant use other methodological standards and policies in accordance with its established procedures. The Compensation Committee determines or approves the parameters used by the consultant in its research and directs the work of the consultant. Parameters include such items as the composition of peer groups, the reference points within the data (e.g., median, seventy-fifth percentile) and the elements of compensation. The compensation consultant we engaged with respect to 2011 was Mercer (US) Inc.

Mercer received approximately $552,000 in fees from us in 2011 in connection with services related to executive and director compensation. Mercer also received approximately $2,102,000 in fees from us in 2011 in connection with its provision of other compensation-related services, which consisted primarily of services related to our and our subsidiaries’ generally available health and welfare plans and the NBCUniversal Transaction (as defined below in “Executive Compensation — Compensation Discussion and Analysis — Executive Summary”). The Mercer teams that provide other compensation-related services for us are independently managed and are separate from the team that provides executive and director compensation services. In addition, Mercer is part of a global professional services firm and is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services. We paid these affiliated companies approximately $6,850,000 in 2011, which primarily consisted of payments to Marsh for insurance-related matters and Lippincott Mercer for advertising-related matters. Our Compensation Committee annually reviews the fees paid to Mercer and its affiliates and has determined that the fees paid in respect of non-executive and director compensation-related services to Mercer, as well as the fees paid to Mercer’s affiliates for all other services, did not impair Mercer’s objectivity in providing services and advice on executive and director compensation matters. All of the non-executive and director compensation services were performed at the direction of management without Board oversight or approval in light of management’s view that such other services were rendered in the ordinary course of our business and were not material in scope or nature.

As part of their job responsibilities, certain of our executive officers participate in gathering and presenting facts related to compensation and benefit matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. The executives, together with our employees who work in the compensation area and Mercer, also conduct research and consult with legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Finance Committee	Sheldon M. Bonovitz, J. Michael Cook, Gerald L. Hassell (Chair), and Eduardo G. Mestre. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met two times in 2011. The Finance Committee provides advice and assistance to us, including as requested by the Board. It also may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	Kenneth J. Bacon, Joseph J. Collins (Chair), Gerald L. Hassell and Jeffrey A. Honickman. Each member of the committee is independent under NASDAQ Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met six times in 2011. The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described below), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board. Our Board strives to balance the need of having directors with a variety of experiences and areas of expertise and knowledge, such as those noted above, while maintaining appropriate gender and minority representation.

The Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. For a shareholder to make a nomination, the shareholder must provide a written notice along with the additional information listed below required by our by-laws within the following time periods. For election of directors at the 2013 annual meeting of shareholders, if such meeting is called for a date between May 1, 2013 and June 30, 2013, we must receive written notice on or after January 31, 2013 and on or before March 2, 2013. For election of directors at the 2013 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. Our by-laws require that a written notice set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by our Board; and (v) the written consent of each nominee to serve as a director if so elected. You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 23, 2011 and is posted on our website at www.cmcsa.com or www.cmcsk.com.

Director Compensation

As has been the case for the last several years, in determining 2011 nonemployee director compensation, the Compensation Committee directs Mercer to provide analyses with respect to various nonemployee director compensation data. Mercer, however, does not recommend or determine compensation levels or elements. The 2011 nonemployee director compensation program approved by the Compensation Committee is described below.

Board and Committee Fees and Equity Awards

Directors who are our employees do not receive any fees for their services as directors or directors emeritus, including for service on any Board committee.

It is the practice of our Board to review nonemployee director compensation on a periodic basis. In May 2011, our Board, acting upon the recommendation of the Compensation Committee, increased the annual retainer for nonemployee directors from $60,000 to $80,000 and increased the fair market value of the annual grant of fully-vested share units with respect to shares of Class A common stock from $125,000 to $145,000. The Board also increased the annual retainer fees for the Compensation Committee’s Chair from $10,000 to $20,000 and Compensation Committee members from $5,000 to $10,000.

Each nonemployee director receives $2,500 for each Board meeting or other meeting attended in his or her capacity as director or for any other business conducted on our behalf ,except for committee meetings attended as a committee member, in which case the following committee member fees are received: $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended and $1,000 for each Finance Committee meeting attended.

The Chairs of the Audit Committee and Compensation Committee receive an additional annual retainer of $20,000, and the Chair of the Governance and Directors Nominating Committee receives an additional annual retainer of $10,000. Other members of the Audit Committee and Compensation Committee receive an additional annual retainer of $10,000 and other members of the Governance and Directors Nominating Committee receive an additional annual retainer of $5,000. The Chair of the Finance Committee receives an additional annual retainer of $5,000 and the other members of this committee receive an additional annual retainer of $2,500.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. If deferred, such shares accrue dividend equivalents during the deferral period.

Each nonemployee director also is granted annually, on November 20, an award of fully-vested share units with respect to shares of Class A common stock having a fair market value on the date of grant of $145,000, the receipt of which may be deferred in whole or in part under our restricted stock plan. If deferred, such shares accrue dividend equivalents during the deferral period.

A nonemployee director emeritus is entitled to receive an annual cash payment of $145,000 made on November 20, as well as the same annual Board retainer and fees for Board and committee meetings attended as provided above for nonemployee directors. Fees received by a nonemployee director emeritus may be deferred in whole or in part under our deferred compensation plans. A nonemployee director emeritus will continue to be able to exercise any vested stock options during his tenure as a director emeritus and for 90 days thereafter.

Nonemployee directors and nonemployee directors emeritus are reimbursed for travel expenses for meetings attended and also are provided with our video, high-speed Internet and voice services at up to two of their residences, if in our services areas, at no cost during the time they serve on our Board, or as a director emeritus, and for five years thereafter.

For details regarding director compensation for 2011, see the “Director Compensation for 2011” table on page 64.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” is defined to include stock owned directly or indirectly by the director and shares underlying deferred stock units under our deferred stock option plan. In addition, 60% of each of the following types of ownership also count: deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2011.

Transactions between the Company and our Directors

For information regarding our related party transaction policy and details regarding certain related party transactions, please see “Related Party Transaction Policy and Certain Transactions” below.

PROPOSAL 2:     RATIFICATION OF THE APPOINTMENT

 OF OUR INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2012. We are asking you to ratify this appointment, although your ratification is not required. A representative of Deloitte will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2011 and 2010.

	2011	2010
	(in millions)
Audit fees	$13.8	$5.2
Audit-related fees	$1.4	$3.0
Tax fees	$1.6	$0.9
All other fees	$0.5	$0.3

	$17.3	$9.4

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. The increase in audit fees in 2011 is primarily related to the audit of NBCUniversal Media, LLC, one of our consolidated subsidiaries.

Audit-related fees in 2010 and, to a lesser extent in 2011, consisted of fees paid or accrued for audits associated with our programming and other businesses that were contributed to NBCUniversal. Audit-related fees in 2011 and 2010 also included fees paid or accrued for attestation services related to contractual and regulatory compliance and in 2010, for accounting consultation related to the NBCUniversal Transaction.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including tax examination assistance. In 2011 and 2010, tax compliance services included an analysis of (i) our capitalization methods and (ii) transfer pricing between certain of our operating subsidiaries. The increase in tax fees in 2011 primarily relates to tax compliance services at NBCUniversal. There were no fees paid or accrued in 2011 and 2010 for tax planning.

Other fees in 2011 consisted of fees paid or accrued by NBCUniversal for consulting services regarding brand development, cost management and content security. Other fees in 2010 consisted of fees paid or accrued for consulting services regarding the hierarchy of jobs and job titles in our human resources database.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

Report of the Audit Committee

The Audit Committee is comprised solely of independent directors meeting the requirements of applicable SEC and NASDAQ Global Select Market rules. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under the “Governance” section of Comcast’s website at www.cmcsa.com or www.cmcsk.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent auditors are responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements (including the presentation of non-GAAP financial information) with management, the internal auditors and the independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We pre-approved all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

We discussed with the internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

As in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2012 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of Comcast’s businesses, including those of NBCUniversal. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2012 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

J. Michael Cook (Chair)

Joseph J. Collins

Jeffrey A. Honickman

Johnathan A. Rodgers (member since October 27, 2011)

Dr. Judith Rodin

PROPOSAL 3:    APPROVAL OF THE COMCAST CORPORATION

2002 EMPLOYEE STOCK PURCHASE PLAN

The Comcast Corporation 2002 Employee Stock Purchase Plan was ratified by our Board on November 20, 2002 and most recently approved by our shareholders on May 13, 2009. The plan was adopted for the benefit of eligible employees of Comcast and certain of its subsidiaries (but excluding NBCUniversal and its subsidiaries). The plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Due to the participation of our employees in the plan, the current authorized share pool under the plan is nearly exhausted. As a result, on February 21, 2012, the Compensation Committee approved an amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan from 26,500,000 to 35,500,000.

Our Board is asking shareholders to approve the plan as so amended and restated in order to satisfy certain requirements under the Internal Revenue Code so that certain tax benefits will be available to our employees. If the plan, as amended and restated, is not approved, we will make the proposed additional 9,000,000 shares available for issuance under the plan, but employees who purchase such shares under the plan will not be eligible to receive favorable tax treatment with respect to such shares. We expect that we will seek shareholder approval in the future for additional shares to continue the program.

Description of the Comcast Corporation 2002 Employee Stock Purchase Plan

The following is a summary of the material features of the plan, as amended and restated. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the 2002 Employee Stock Purchase Plan, which is attached to this proxy statement as Appendix A.

Eligibility.    Our full-time employees and full-time employees of our participating subsidiaries are eligible to participate in the plan if the employee has been continuously employed for at least 90 days as of the first day of an offering period. A part-time employee is eligible to participate in the plan if he or she has been continuously employed for at least one year as of the first day of an offering period. Any eligible employee who, after purchasing shares under the plan, would own 5% or more of our stock (by vote or value) is not eligible to purchase additional shares under the plan. Approximately 95,000 employees are currently eligible to participate in the plan.

Shares Subject to the Plan.    In the aggregate, 35,500,000 shares of Class A common stock and, with respect to prior offering periods, Class A Special common stock, are available for purchase under the plan, subject to adjustment in the event of certain corporate events. As of the close of business on March 22, 2012, of this aggregate amount, 22,901,500 shares of Class A common stock and 976,117 shares of Class A Special common stock had been issued under the plan. As of the close of business on March 22, 2012, 11,622,383 shares of Class A common stock remained available for grant under the plan. Shares deliverable under the plan may consist of either treasury shares or originally issued shares. As of March 22, 2012, the fair market values of a share of Class A common stock and Class A Special common stock were $29.89 and $29.48, respectively.

Administration.    The plan is administered by the Compensation Committee. The Board and the Compensation Committee have authority to interpret the plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the plan. Pursuant to its delegation authority under the plan, the Compensation Committee has delegated certain of its administrative duties, subject to its review and supervision, to David L. Cohen, our Executive Vice President.

Adjustments.    If shares are exchanged for a different number or kind of shares of our company through merger, recapitalization, stock dividend, stock split or other similar capital adjustments, the Board or the Compensation Committee will make such adjustments as it deems appropriate. The Board or the Compensation Committee’s determination will be binding for all purposes of the plan.

Participation in the Plan.    The plan enables eligible employees to purchase shares during certain offering periods, which generally encompass a calendar quarter. To become a participant in the plan, an eligible employee must file an election form in accordance with the terms and conditions set forth in the plan. On his or her election form, the participant will designate the percentage of eligible compensation (which can be no more than 15% with respect to each payroll period during the offering period) he or she would like to have credited to his or her account under the plan. No participant can have more than $12,500 in each calendar year deducted from his or her compensation. At the end of each offering period, amounts credited to this account will be used to purchase whole shares. Shares so purchased will be credited to a brokerage account established by us, and cash remaining after such purchase will be credited towards the purchase of whole shares in the next offering period or returned to the participant upon his or her request. The purchase price per share of Class A common stock will be 85% of the lesser of the fair market value per share on the first day of the offering period or the last day of the offering period.

If the total number of shares of Class A common stock for which participants have elected to purchase on the last day of the offering period exceeds the maximum number of shares of Class A common stock available under the plan, the Board or the Compensation Committee will make a pro rata allocation of shares available for delivery and distribution in as uniform a manner as practicable, and the unapplied account balances will be returned to participants as soon as practicable following the last day of the offering period.

During an offering period, the amount of payroll deductions may not be changed. A participant may change the amount of payroll deductions for subsequent offerings by giving notice of such change on or before the 15th day of the month immediately preceding the first day of the offering period for the offering for which such change is effective. A participant may discontinue his or her participation in the plan by providing notice at any time before the end of an offering period. All amounts credited to the account of a participant who discontinues payroll deductions will be applied to the purchase of shares of Class A common stock in accordance with the regular terms of the plan, and no further payroll deductions will be made with respect to the participant. A participant who elects to discontinue payroll deductions during an offering period will not be eligible to participate in the offering period next following the date on which the participant delivered a termination form.

Upon termination of employment, all amounts credited to a participant’s account will be delivered to the participant or his or her successor in interest (in the case of death). No interest will be paid with respect to payroll deductions made or amounts credited to any account under the plan.

Transferability.    A participant’s rights under the plan may not be transferred or assigned to any other person during the participant’s lifetime. After shares have been issued under the plan and credited to a participant’s brokerage account under the plan, such shares may be assigned or transferred in the same manner as any other shares. However, the Board or the Compensation Committee may, in its discretion, require that participants satisfy a minimum holding period following the purchase of shares pursuant to the plan before those shares may be sold or transferred, and the Compensation Committee has established a mandatory one-year holding period with respect to shares purchased pursuant to the plan. The holding period will not apply to shares used to pay withholding taxes pursuant to the plan or to shares credited to the account of a participant who has terminated employment due to death or disability.

Amendment or Termination.     The plan does not automatically terminate on any particular date. However, the Board or the Compensation Committee has the right to amend or terminate the plan at any time without notice. Upon any termination, all unapplied payroll deductions will be distributed to participants, and no amendment will affect the right of a participant to receive his or her proportionate interest in the shares of Class A common stock or unapplied payroll deductions. We may seek shareholder approval for a plan amendment if required by applicable law.

New Plan Benefits.    Because benefits under the plan depend on employees’ elections to participate in the plan and the fair market value of the shares of Class A common stock at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the plan. Brian L. Roberts and Ralph J. Roberts, as well as our nonemployee directors, are not eligible to participate in the plan.

Federal Income Taxation

The following discussion is a summary of certain U.S. federal income tax consequences under the Internal Revenue Code of participation in the plan (if shareholder approval is obtained). This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Under the Internal Revenue Code, a participant will not realize income at the time the offering period commences or when the shares purchased under the plan are transferred to him or her. If a participant disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the participant will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of the disposition over the purchase price or (ii) the excess of the fair market value of the shares at the commencement of the offering period over the purchase price at such time. The participant’s basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition should be treated as long-term capital gain or loss. In such event, we will not be entitled to any tax deduction.

If a participant disposes of shares purchased under the plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, we will be entitled to a deduction equal to the amount that the participant is required to include in income as a result of such disposition.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMCAST CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4:    APPROVAL OF THE COMCAST-NBCUNIVERSAL

2011 EMPLOYEE STOCK PURCHASE PLAN

On February 23, 2011, our Board adopted the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, which was amended and restated in accordance with its terms on March 18, 2011. Our shareholders approved the plan on May 11, 2011. The plan was adopted for the benefit of eligible employees of NBCUniversal and certain of its subsidiaries and is similar to the Comcast Corporation 2002 Employee Stock Purchase Plan in nearly all respects. The plan provides for broad-based eligibility; however, because it excludes participation by certain workers covered by collective bargaining agreements, certain workers classified as “temporary” or intermittent employees and workers based outside of the United States, the plan cannot satisfy the employee eligibility requirements of Section 423 of the Internal Revenue Code. Due primarily to an increase in the number of employees eligible to participate in the plan resulting from NBCUniversal’s July 2011 acquisition of the remaining 50% interest in Universal Orlando that it did not already own, we are seeking to increase the current authorized share pool under the plan. As a result, on February 21, 2012, the Compensation Committee approved an amendment to the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan from 2,600,000 to 4,600,000.

Description of the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan

The following is a summary of the material features of the plan, as amended and restated. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, which is attached to this proxy statement as Appendix B.

Eligibility.    In general, a full-time employee of NBCUniversal or a participating subsidiary is eligible to participate in the plan if he or she has been continuously employed for at least 90 days as of the first day of an offering period. A part-time employee of NBCUniversal or a participating subsidiary is generally eligible to participate in the plan if he or she has been continuously employed by NBCUniversal or its predecessors for at least one year as of the first day of an offering period. However, the following individuals are not eligible to participate in the plan:

•	an individual covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in the plan;

•

unless otherwise provided by the terms of the plan, an individual who is not on a United States employee payroll of a participating company or an individual with respect to whom the participating company does not report such individual’s compensation as wages on Form W-2;

•	an individual who has entered into an agreement with a participating company that excludes such individual from participation in employee benefit plans of a participating company;

•

an individual who is not classified by a participating company as an employee of the participating company, even if such individual is retroactively recharacterized as an employee by a third party or a participating company;

•	except as otherwise provided by the Compensation Committee, an individual whose principal work location is outside of the United States; and

•

an individual whose employment is classified by the participating company with which such individual is employed as an internship, or as “temporary” or “intermittent,” all in accordance with uniformly applied personnel policies.

The following subsidiaries of NBCUniversal are excluded from participating in the plan:

•	those subsidiaries of NBCUniversal that are specifically excluded as participating companies by the Board, the Compensation Committee or their delegate;

•	those subsidiaries that are organized under the laws of a jurisdiction outside of the United States, except for those subsidiaries designated in the plan; and

•	those subsidiaries that are a “Participating Company” under the Comcast Corporation 2002 Employee Stock Purchase Plan, unless otherwise provided by the Compensation Committee.

Approximately 15,000 employees are currently eligible to participate in the plan. None of our executive officers are eligible to participate in the plan.

Shares Subject to the Plan.    In the aggregate, 4,600,000 shares of Class A common stock are available for purchase under the plan, subject to adjustment in the event of certain corporate events. As of the close of business on March 22, 2012, of this aggregate amount, 354,544 shares had been issued under the plan and 4,245,456 shares remained available for grant under the plan. Shares deliverable under the plan may consist of either treasury shares or originally issued shares. As of March 22, 2012, the fair market value of a share of Class A common stock was $29.89.

Administration.    The plan is administered by the Compensation Committee. The Board and the Compensation Committee have authority to interpret the plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the plan. Pursuant to its delegation authority under the plan, the Compensation Committee has delegated certain of its administrative duties, subject to its review and supervision, to David L. Cohen, our Executive Vice President.

Adjustments.    If shares of Class A common stock are exchanged for a different number or kind of shares of our company through merger, recapitalization, stock dividend, stock split or other similar capital adjustments, the Board or the Compensation Committee will make such adjustments as it deems appropriate. The Board or the Compensation Committee’s determination will be binding for all purposes of the plan.

Participation in the Plan.    The plan enables participants to purchase shares of Class A common stock during certain offering periods, which generally encompass a calendar quarter. To become a participant in the plan, an eligible employee must file an election form in accordance with the terms and conditions set forth in the plan. On his or her election form, the participant will designate the percentage of eligible compensation (which can be no more than 15% with respect to each payroll period during the offering period) he or she would like to have credited to his or her account under the plan. No participant can have more than $12,500 in each calendar year deducted from his or her compensation (including any payroll deductions for such calendar year, if any, pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan). At the end of each offering period, amounts credited to this account will be used to purchase whole shares. Shares so purchased will be credited to a brokerage account established by us, and cash remaining after such purchase will be credited towards the purchase of whole shares in the next offering period or returned to the participant upon his or her request. The purchase price per share of Class A common stock will be 85% of the lesser of the fair market value per share on the first day of the offering period or the last day of the offering period.

If the total number of shares of Class A common stock for which participants have elected to purchase on the last day of the offering period exceeds the maximum number of shares of Class A common stock available under the plan, the Board or the Compensation Committee will make a pro rata allocation of shares available for delivery and distribution in as uniform a manner as practicable, and the unapplied account balances will be returned to participants as soon as practicable following the last day of the offering period.

During an offering period, the amount of payroll deductions may not be changed. A participant may change the amount of payroll deductions for subsequent offerings by giving notice of such change on or before the 15th day of the month immediately preceding the first day of the offering period for the offering for which such change is effective. A participant may discontinue his or her participation in the plan by providing notice at any time before the end of an offering period. In addition, a participant’s payroll deductions will be discontinued to the extent required in connection with the participant’s hardship withdrawal under the rules of any plan, program or arrangement pursuant to which discontinuance of contributions to the plan may be required in connection with a participant’s hardship withdrawal. All amounts credited to the account of a participant who discontinues payroll deductions will be applied to the purchase of shares of Class A common stock in accordance with the regular terms of the plan, and no further payroll deductions will be made with respect to the participant. A participant who elects to discontinue payroll deductions during an offering period, including a discontinuation of payroll deductions resulting from a hardship withdrawal, will not be eligible to participate in the offering period next following the date on which the participant delivered a termination form.

Upon termination of employment, all amounts credited to a participant’s account will be delivered to the participant or his or her successor in interest (in the case of death). No interest will be paid with respect to payroll deductions made or amounts credited to any account under the plan.

Transferability.    A participant’s rights under the plan may not be transferred or assigned to any other person during the participant’s lifetime. After shares have been issued under the plan and credited to a participant’s brokerage account under the plan, such shares may be assigned or transferred in the same manner as any other shares. However, the Board or the Compensation Committee may, in its discretion, require that participants satisfy a minimum holding period following the purchase of shares pursuant to the plan before those shares may be sold or transferred, and the Compensation Committee has established a mandatory one-year holding period with respect to shares purchased pursuant to the plan. The holding period will not apply to shares used to pay withholding taxes pursuant to the plan or to shares credited to the account of a participant who has terminated employment due to death or disability.

Amendment or Termination.    The plan does not automatically terminate on any particular date. However, the Board or the Compensation Committee has the right to amend or terminate the plan at any time without notice. Upon any termination, all unapplied payroll deductions will be distributed to participants, and no amendment will affect the right of a participant to receive his or her proportionate interest in the shares of Class A common stock or unapplied payroll deductions. We may seek shareholder approval for a plan amendment if required by applicable law.

New Plan Benefits.    Because benefits under the plan depend on participants’ elections to participate in the plan and the fair market value of shares of Class A common stock at various future dates, it is not possible to determine future benefits that will be received by employees under the plan, and none of our executive officers or directors are eligible to participate in the plan.

Federal Income Taxation

The following discussion is a summary of certain U.S. federal income tax consequences under the Internal Revenue Code of participation in the plan (if shareholder approval is obtained). This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Under the Internal Revenue Code, a participant will not have taxable income upon the grant of a right to purchase shares under the plan. Upon purchase of shares under the plan, the participant will be required to include in income an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price, and NBCUniversal or the participant’s participating employer will be entitled to a corresponding tax deduction. If the shares are sold or exchanged, the participant’s basis in such shares will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMCAST-NBCUNIVERSAL 2011 EMPLOYEE STOCK PURCHASE PLAN.

SHAREHOLDER PROPOSALS

We received the following four shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2012 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the text of the proposal and shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 5:    TO PROVIDE FOR CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

The following proposal and supporting statement were submitted by Evelyn Y. Davis, 2600 Virginia Ave., N.W. Suite 215, Washington, DC 20037.

RESOLVED: “That the stockholders of Comcast, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“If you AGREE, please mark your proxy FOR this resolution.”

“Last year the owners of 98,123,382 shares of Class A common stock, representing approximately 27% of shares voting, voted FOR this resolution.”

“If you AGREE, please mark your proxy FOR this resolution.”

Company Response to Shareholder Proposal

We oppose this proposal because we do not believe cumulative voting is in the best interests of our company and our shareholders. The Governance and Directors Nominating Committee, which is responsible for identifying and recommending qualified individuals for director nomination, consists solely of independent nonmanagement directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all of our shareholders, rather than to a particular group. The current Board is committed to continuing its strong oversight of management and progressive corporate governance practices, which include such safeguards as an annually elected Board, over 70% of our Board being independent directors, a highly effective independent Presiding Director, key Board committees composed exclusively of independent directors and fully transparent corporate governance guidelines and committee charters.

Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the interests of an individual or group of shareholders rather than all of our shareholders. For example, in the case of a contested election at a company with an 11-member board such as ours, a shareholder or group of shareholders holding just 8.34% of the voting interests in our company would be able to single-handedly elect a director by cumulating votes in favor of that director. A director elected by a particular minority shareholder or group could face a conflict between the fiduciary duty owed to shareholders as a whole and the allegiance the director will likely feel to the particular shareholder or group that elected him or her, particularly if the director has an affiliation with that shareholder or group. We are concerned that any director elected by such a limited constituency may have difficulty fulfilling his or her fiduciary duty of loyalty to us and all of our shareholders. Our Board believes that these potential conflicts might create factionalism and undermine the ability of Board members to work effectively for the best interests of all shareholders and not a selected few.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6:    TO REQUIRE THAT THE CHAIRMAN OF THE BOARD

BE AN INDEPENDENT DIRECTOR

The following proposal and supporting statement were submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006.

RESOLVED: Shareholders of Comcast Corporation (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to amend the Company’s articles of incorporation to require that an independent director (as defined by the rules of the NASDAQ Stock Market) be its Chairman. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as Chairman.

Supporting Statement

We believe it is the responsibility of the Board to protect shareholders’ long-term interests by providing independent oversight of management in directing the Company’s business and affairs. In our opinion, the designation of a presiding director is not an adequate substitution for an independent Chairman of the Board. We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

The Company’s articles of incorporation personally name Brian Roberts as Chairman of the Board for as long as he is willing to serve. We believe that this unique provision – combined with the Company’s dual class stock that provides Brian Roberts a non-dilutable one-third vote despite owning less than one percent of all of the Company’s outstanding voting shares – reduces management’s accountability to shareholders.

The Chairmen’s Forum, an organization of non-executive board chairmen, has called on North American public companies to voluntarily adopt independent chairmanship as the default model. An independent Chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Millstein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009.)

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. Andrew Grove, former Chairman and CEO of Intel Corporation, has stated: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The Chairman runs the board. How can the CEO be his own boss?” (Jeffrey E. Garten, Don’t Let the CEO Run the Board, Too, Business Week, November 11, 2002.)

For these reasons, we urge you to vote FOR this resolution.

Company Response to Shareholder Proposal

Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as Chairman and Chief Executive Officer. Our Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition (with over 70% of our directors being independent), our Board committees’ structure and composition and our Presiding Director, who is an independent director appointed annually by the Board after being recommended by the Governance and Directors Nominating Committee. Furthermore, having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of over a majority of major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations).

If all of our nominees for director are elected at the annual meeting of shareholders, only two of the eleven members of the Board will be our employees, and all of our Board committees, other than the Finance Committee, will consist entirely of independent directors. Therefore, there are ample outside directors to offer critical review of management plans. Moreover, our Presiding Director, among other things and as more fully described above under “Proposal 1: Election of Directors — About our Board and its Committees — Presiding Director,” presides over executive sessions of our independent directors and reviews and suggests topics for discussion and presentation at our Board meetings. Furthermore, Mr. Roberts has his performance evaluated annually by our Compensation Committee in accordance with its charter, as well as by our independent directors in an executive session in accordance with our corporate governance guidelines.

Our directors, including the Chairman, are also bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Separating the offices of Chairman and Chief Executive Officer would not serve to augment this fiduciary duty.

Our Board believes that Mr. Roberts, in his capacities as Chairman and Chief Executive Officer, serves as an effective bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. In addition, our Board does not believe it should be constrained by an inflexible, formal requirement that the offices of Chairman and Chief Executive Officer be separated. We and our shareholders are best served by maintaining the flexibility to have the same individual serve as Chairman and Chief Executive Officer, based on what is in the best interests of our company at a given point in time.

Our Board believes that the adoption of a policy requiring the election of a non-management Chairman of the Board would not enhance its independence or performance and is not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 7:    TO ADOPT A SHARE RETENTION POLICY FOR SENIOR EXECUTIVES

The following proposal and supporting statement were submitted by the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, DC 20001.

RESOLVED: That shareholders of Comcast Corporation (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through the Company’s equity-based incentive compensation programs after the adoption of the policy until reaching normal retirement age and to report to shareholders regarding the policy before the Company’s 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives. Shares that are used to satisfy ownership requirements should also be included in satisfying this policy as long as they are actually owned by senior executives as opposed to being credited towards ownership. This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect. The policy is not intended to apply to shares acquired under such retirement benefit plans, such as the Company’s 401(k) plan.

SUPPORTING STATEMENT: We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008.)

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company’s long-term success and better align their interests with those of the Company’s shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary. CEO Brian L. Roberts is required to own five times his annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

We urge shareholders to vote FOR this proposal.

Company Response to Shareholder Proposal

We oppose this proposal because our Board believes it is not in the best interests of our shareholders and that our current compensation policies and practices align our senior executives’ decision making and the interests of our shareholders. As discussed in “Executive Compensation — Compensation Discussion and Analysis — Emphasis on Long-Term Stock Ownership,” our stock ownership guidelines and emphasis on long-term stock ownership through the extended vesting of our equity awards promote a focus on long-term value creation. Moreover, stock ownership is a fundamental element of our compensation program and provides an essential source of incentives and motivation to our senior executives, while enabling us to attract and retain talented executives.

Consistent with this belief in the value and importance of long-term retention of equity compensation, we have established stock ownership guidelines for our executive officers, as outlined below in “Executive Compensation — Compensation Discussion and Analysis — Emphasis on Long-Term Stock Ownership — Stock Ownership Guidelines.” Our stock ownership guidelines were last revised in December 2011 and are reviewed regularly by our Compensation Committee and Governance and Directors Nominating Committee. Our Chief Executive Officer is expected to hold five times his base salary in Comcast shares. Our other executive officers are expected to hold between one and a half and three times base salary. This policy is designed to increase our executive officers’ ownership stakes and align their interests with the interests of our shareholders. As reflected above in “Voting Securities — Security Ownership of Directors, Nominees and Executive Officers,” all of our executive officers satisfy these obligations.

Moreover, our executive compensation program is carefully balanced to provide a competitive level of at-risk and long-term performance-based incentives through a combination of equity awards that includes stock options and RSUs. In 2011, a significant percentage of the named executive officers’ total compensation was in the form of performance-based equity awards. As described in more detail below under “Executive Compensation — Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Equity-Based Incentive Compensation,” the Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by generally extending the vesting period for options and RSUs over a longer time period than is the case with most other large public companies. The stock options granted to our named executive officers during the last several years generally vest over a nine year and six month period, and RSUs granted to our named executive officers during the last several years generally vest over five years. These vesting schedules, which require a relatively long holding period before a meaningful portion of the equity-based compensation can be realized, allow time to see the results of the decisions of the named executive officers, and the market time to react to the results, as well as provide a greater potential retention value. The Compensation Committee believes that these longer (and in the case of RSUs, back-end loaded) vesting schedules align the named executive officers’ interests with those of our shareholders by ensuring that the officers have an interest in our long-term performance and an investment in our future.

Our Board remains committed to the design and implementation of executive compensation programs that discourage excessive risk-taking and promote long-term, sustainable value creation. Our Board, however, believes that the adoption of this proposal would upset the balanced approach to long-term compensation designed by our Compensation Committee and instead would apply to all senior executives in a rigid “one-size-fits-all” approach. Our Compensation Committee is best suited to formulate executive compensation principles and practices that reflect the interests of our shareholders, and it must have the flexibility to structure effective and competitive compensation programs that best align the interests of our leadership with those of our shareholders, including programs that require senior executives to own a significant portion of our stock. Accordingly, our Board believes this proposal is unnecessary and undesirable and is not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 8:    TO MAKE POISON PILLS SUBJECT TO A SHAREHOLDER VOTE

The following proposal and supporting statement were submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021.

Resolved, shareholders request that our Board adopt a rule to redeem any current or future Poison Pill (ironically called a rights plan by some) unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

“Poison pills… prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” – “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.

“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.” - Morningstar.com, Aug. 15, 2003

We have a poison pill that triggers at a low 10% threshold. Plus the founding family owns 33% of our company. We still gave 42%-support to this proposal topic in spite of the 33%-opposition by the founding family. Thus the 42%-support equaled more than 60% of the non-family shares.

The Corporate Library, an independent investment research firm rated our company “F” with “Very High Governance Risk” and “High” or “Very High Concern” regarding board composition, takeover defenses and executive pay - $31 million for our CEO, Brian Roberts.

Our CEO also had nearly $3 million in pension increases and non-qualified deferred pay. Because such pay was not directly tied to performance, it was difficult to justify in terms of shareholder value. Our CEO was also given 1,158,000 market-priced stock options in 2010. Considering his massive holdings in our company, such pay was unnecessary.

Although restricted stock unit pay for long-term incentives was performance-based, it was based on annual free cash flow, which was already used in the annual plan. Executive pay policies such as these were not in the interest of shareholders.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Make Poison Pill Subject to Vote – Yes on Proposal 8

Company Response to Shareholder Proposal

Our Board first implemented, and has maintained, a shareholder rights plan because it believes that having such a plan in place promotes the best interests of our shareholders. Contrary to the proponent’s arguments, the core objective of a shareholder rights plan is to preserve shareholder value. Shareholder rights plans do not prohibit acquisitions on fair terms; instead, they preempt the use of coercive takeover tactics and promote positive shareholder returns. For example, our shareholder rights plan:

•	encourages potential acquirers to negotiate with our Board before attempting an acquisition;

•	provides our Board with adequate time to evaluate an acquisition offer;

•	strengthens our Board’s position to negotiate the most attractive acquisition offer possible; and

•	provides our Board with the opportunity to develop alternatives that may further maximize shareholder value, preserve Comcast’s long-term value and ensure that all shareholders are treated fairly.

Studies have repeatedly shown that corporations with shareholder rights plans routinely earn higher takeover premiums than companies without such plans. For example, in a 2005 study, FactSet Research Systems found that companies with shareholder rights plans in place for more than six months prior to an acquisition earned, on average, an additional takeover premium of between 5% to 10%. These results are consistent with those of earlier studies conducted by Georgeson Shareholder Communications Inc. and J.P. Morgan & Co.

Our shareholder rights plan is not intended to prevent a takeover of our company, nor does it change or diminish the fiduciary obligations of our Board in considering a sale of the company. Rather, the shareholder rights plan strengthens the ability of our Board to fulfill its fiduciary duties under Pennsylvania law and to obtain a higher value for our shareholders. Our Board—which is composed of more than 70% independent directors—periodically reviews the merits of maintaining our shareholder rights plan. We believe it is important that the Board maintain complete flexibility to act in the best interests of our shareholders based on business conditions at the time.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices, and gives the context for understanding and evaluating the more specific compensation information relating to 2011 contained in the tables and related disclosures that follow.

Our Board and the Compensation Committee recognize the interest of shareholders in the compensation of our executive officers. At the 2011 annual meeting, our shareholders approved by 84.4% of the votes cast, on an advisory basis, the 2010 compensation of our named executive officers. Based upon the results of this advisory vote and its review of our existing compensation policies and decisions, the Compensation Committee believes that such policies and decisions are consistent with our compensation philosophy and objectives discussed below and align, without incenting inappropriate risk taking, the interests of our named executive officers with our long-term goals and the interests of our shareholders.

Executive Summary

We are a leading provider of video, high-speed Internet and voice services to residential and business customers in the United States, offering a variety of entertainment, information and communications services through our cable communications business. In January 2011, we formed a joint venture with General Electric Company, in which the businesses of NBCUniversal and certain of our cable networks and entertainment-based Internet sites were contributed to a new subsidiary, NBCUniversal, that we control and manage (the “NBCUniversal Transaction”). The NBCUniversal Transaction materially expanded the scope, size and complexity of the businesses we operate.

Our cable communications revenue, customer base and annual capital expenditure level rank us among the largest companies in that industry. Our NBCUniversal businesses also are among the largest in each of their respective industries. In addition, our combined revenue from advertising in all of our businesses makes us one of the largest sellers of advertising in the world. Our market capitalization and total debt levels rank us among the largest companies in our industries and the United States.

We operate our cable communications business in an intensely competitive, extensively regulated and rapidly changing and complex technological environment. Each of the NBCUniversal businesses (cable networks, broadcast television, filmed entertainment and theme parks) also operates in an intensively competitive, rapidly changing and complex technological environment. These challenges have been further exacerbated by weak economic conditions domestically and internationally.

In 2011, our consolidated revenue increased 47% to $55.8 billion, our consolidated operating income increased 34% to $10.7 billion, our consolidated operating cash flow increased 26% to $18.4 billion, and our consolidated free cash flow increased 30% to $7.0 billion. In addition, in February 2012, our Board approved a new $6.5 billion share repurchase authorization and increased our dividend by 44% to $0.65 per share on an annualized basis. As of December 31, 2011, the one-year and three-year cumulative total returns on our Class A common stock were 10.5% and 49.5%, respectively, and the one-year and three-year cumulative total returns on our Class A Special common stock were 16.0% and 55.7%, respectively, while the cumulative total returns on the Standard & Poor’s 500 Stock Index were 2.1% and 48.6%, respectively.

We believe that our compensation practices have played a key role in our strong operating and financial results in 2011 and that our executive officers have helped to create significant shareholder value over the past several years. As such, our ability to attract, motivate, reward and retain the highest caliber executive talent in the marketplace is a key to continuing our long-term track record of strong financial performance, particularly in light of the challenging competitive, regulatory, technological and economic environments, as well as the new challenges facing our company as a result of the NBCUniversal Transaction. We have been recognized within our industries as having one of the best and most stable senior management teams of any company over the years. Our compensation practices are a major factor in our success in attracting, motivating, rewarding and retaining the talent necessary to achieve our goals.

Consistent with this view of our position in the business landscape, the great importance we place on the quality and consistency of our senior management in achieving results that build long-term shareholder value and the significance we attach to using compensation as a tool in talent management, we seek to offer those types and amounts of compensation that will serve to attract, motivate, reward and retain the most highly qualified executive officers and key employees and provide these employees with the opportunity to build a meaningful ownership stake in our company.

Overview of Our Compensation Program Philosophy and Process

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

Each year the Compensation Committee reviews the nature and amounts of all elements of the named executive officers’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances. The Compensation Committee also reviews compensation data from peer groups and surveys and takes into account our prior year performance (including as compared to the prior year performance of the companies in our peer groups). The Compensation Committee as well reviews each element of each named executive officer’s compensation for internal consistency. As described below under this caption, in 2011 the Compensation Committee continued its use of various analyses in reviewing its overall philosophy and making specific compensation determinations.

In determining individual compensation, the Compensation Committee assesses each named executive officer’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, and the importance of retaining the named executive officer. The Compensation Committee also evaluates each named executive officer’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals (as to the latter, each year the Compensation Committee agrees on specific factors to be used in evaluating Mr. Brian L. Roberts, our Chairman, President and Chief Executive Officer).

The Compensation Committee’s objectives in this process are to ensure that both total compensation and its individual components are strongly competitive with respect to the companies in our peer groups, there is a significant portion of total compensation that is performance-based, there is an appropriate balance in performance-based compensation between short-term cash-based and long-term equity-based components, the compensation program aligns the interests of our executives with our shareholders and the program does not contain incentives to take inappropriate business risks.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each named executive officer. This process is somewhat subjective and involves the exercise of discretion and judgment. While the Compensation Committee considers the various quantitative data described in this discussion and analysis, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each named executive officer). Note that, with respect to 2011 compensation, the Compensation Committee began its deliberations when the timing of the closing of the NBCUniversal Transaction was uncertain and made its final determinations in February 2011 when we had been in control of NBCUniversal for less than one month.

Also, from time to time, the Compensation Committee may adjust the compensation of a named executive officer on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. For example, from 2009 through 2011, the named executive officers (other than Mr. Neil Smit, our Executive Vice President and President and Chief Executive Officer of our Cable Communications segment) devoted significant amounts of time to the NBCUniversal Transaction, including with respect to transition planning, regulatory reviews, compliance and post-closing integration efforts. The Compensation Committee considers these efforts as being the type of extraordinary performance worthy of such compensation adjustments.

Role of Compensation Consultants

As has been the case for the last several years, in determining 2011 compensation, the Compensation Committee directed Mercer, the Company’s compensation consultant, to provide the Compensation Committee with various compensation analyses. Mercer, however, does not recommend or determine compensation levels or elements, performance targets or compensation plan design. Each year, the Compensation Committee reviews our various engagements of Mercer and its affiliates (and the related fees) to assure it of Mercer’s objectivity with respect to its work for the Compensation Committee. The Compensation Committee’s review addresses both: (i) the basis for selecting Mercer or any of its affiliates for a particular engagement and (ii) the mechanisms in place at Mercer to ensure objectivity in performing its executive compensation consulting services. See “Proposal 1: Election of Directors — About our Board and its Committees — Committees of our Board — Compensation Committee” for information on Mercer’s services and fees in 2011.

From time to time, the Compensation Committee considers retaining an additional consultant as a means of periodically reviewing Mercer’s work to ensure that the Compensation Committee remains current in its understanding and evaluation of developments and trends in executive compensation. The Compensation Committee did not retain an additional advisor for 2011.

Mercer provided the following analyses for 2011:

•	an assessment of the composition of our peer groups

•	a proxy pay analysis (comparing named executive officer compensation to proxy statement data for executives holding comparable positions in our peer group companies)

•	a compensation survey analysis (analyzing named executive officer compensation against that of executives holding comparable positions in broad groups of companies in published surveys)

•	a pay mix analysis (analyzing components of pay compared to other components (e.g., fixed vs. variable, cash vs. equity-based, short-term vs. long-term))

•	an analysis of share dilution resulting from, and annual usage rates in, our equity-based compensation plans

•

a historical performance analysis (comparing our performance relative to our peer group companies with respect to growth in operating cash flow, free cash flow, revenue, earnings per share and total shareholder return)

•	an annual incentive performance measure prevalence analysis (evaluating whether our performance metrics are in line with those used by our peer group companies)

•	a compensation sharing analysis (analyzing the portion of our operating cash flow, free cash flow and operating income that is used for named executive officer compensation)

•

a correlation to shareholder value analysis (evaluating the relationship of operating cash flow growth, free cash flow growth, earnings per share growth and revenue growth to total shareholder returns of our peer group companies)

Our Named Executive Officers for 2011

Our named executive officers for 2011 are Mr. Roberts, Mr. Michael J. Angelakis (our Vice Chairman and Chief Financial Officer), Mr. Stephen B. Burke (our Executive Vice President and President and Chief Executive Officer of NBCUniversal), Mr. Smit and Mr. David L. Cohen (our Executive Vice President). Our named executive officers comprise all of the members of our executive management committee.

Use of Compensation and Performance Data

As described above under “— Overview of Our Compensation Program Philosophy and Process,” the Compensation Committee uses data disclosed in SEC filings and contained in published surveys to inform its judgment, by comparing: (i) our compensation levels to those of our competitors for executive talent, customers and capital and (ii) our financial performance to that of the same competitors.

These competitors include companies in, as well as outside, our industries, resulting in a broader range of companies than those with which we are often compared by analysts and others for stock performance purposes (in which the focus is primarily on competition for capital). For example, the companies with which the Compensation Committee compares named executive officer compensation levels is a broader group than the companies included in the cable portion of the peer group index in the stock performance graph contained in our Annual Report on Form 10-K.

In preparing to make its compensation determinations for 2011, the Compensation Committee reviewed its prior peer group determinations and confirmed its prior conclusion that three separate groups of companies each represented one or more meaningful aspects of our profile and that the use of three peer groups would lend value to the Compensation Committee’s deliberations. In addition, the Compensation Committee confirmed its prior conclusion that it would not be useful to consolidate the three peer groups into a single group because the practices and outcomes that are unique to each group would be lost. The Compensation Committee did not review or change its peer group determinations for 2011 in light of the NBCUniversal Transaction, which closed in January 2011. However, in preparing to make its compensation determinations for 2012, the Compensation Committee reviewed the peer groups to take account of the NBCUniversal businesses.

As in the last several years, the following three peer groups were used in 2011 as sources for comparative compensation and performance data:

•	companies in the entertainment/media industry (CBS Corporation, News Corporation, Time Warner Inc., Viacom Inc. and The Walt Disney Company)

•

companies in the transmission/distribution industry (AT&T Inc., DIRECTV, Inc., Qwest Communications International Inc., Sprint Nextel Corporation, Time Warner Cable, Inc. and Verizon Communications Inc.)

•

general industry companies having comparable revenue and total market capitalization (3M Company, Abbott Laboratories, Amazon.com, Inc., American Express Company, The Boeing Company, Bristol-Myers Squibb Company, Caterpillar Inc., Cisco Systems, Inc., The Coca-Cola Company, Deere Company, The Dow Chemical Company, E. I. du Pont de Nemours and Company, The Home Depot, Inc., Eli Lilly & Company, Intel Corporation, Kraft Foods Inc., Lowe’s Companies, Inc., McDonald’s Corporation, Merck & Co. Inc., MetLife, Inc., Oracle Corporation, Pepsico, Inc., PNC Financial Services Group, Inc., Prudential Financial, Inc., Schlumberger N.V., Target Corporation, Time Warner Inc., U.S. Bancorp, United Parcel Service, Inc., United Technologies Corporation, The Walt Disney Company and Walgreen Co.)

The peer group companies named above reflect changes from 2010 as a result of the annual review by Mercer of merger activity and other changes in size or lines of business.

Among the three peer groups, the Compensation Committee pays particular attention to the entertainment/media peer group because of its special relevance with respect to competition for executive talent. The business expertise of employees in that industry is highly correlated to our needs: our principal business is content distribution (meaning we are one of the world’s largest buyers and licensees of content). We also owned and managed several cable networks and entertainment-based Internet sites (now owned by NBCUniversal), and own one of the largest broadband Internet portals (meaning we are a substantial seller and licensor of content as well). It is also increasingly the case that traditional content providers in the entertainment/media industry are looking for new ways to distribute content, both directly to consumers through the Internet and indirectly through alliances with wireless companies and video distributors. Following the closing of the NBCUniversal Transaction, we are a much more significant direct participant in the entertainment/media industry as a major content producer and licensor. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to such companies’ executives being attractive to us.

Comparisons for Mr. Roberts were made to peer chief executive officers. Comparisons for Mr. Angelakis were made to peer chief financial officers and by ordinal rank (i.e., the position in the “Summary Compensation Table for 2011”). Comparisons for Mr. Burke were made to peer chief executive officers and by ordinal rank. Comparisons for Mr. Smit were made to peer business unit heads and by ordinal rank. Comparisons for Mr. Cohen were made by ordinal rank and, where available, to peer chief administrative officers.

In reviewing peer group data, and as a result of its strong belief in the importance of using compensation as a tool to attract and retain the best senior executives, the Compensation Committee targets compensation to be competitive with the entertainment/media peer group and at the 75th percentile for the communications and general industry peer groups. In the Compensation Committee’s view, it is appropriate for a company that has as its goal a high level of performance relative to its peers to set high reference points for its executive compensation targets. The compensation we provide varies among the peer groups, and the individual companies within a group, in its relationship to the reference points. Mr. Roberts’ total compensation fell at approximately the 25th percentile of the entertainment/media peer group. Otherwise, our named executive officers’ total compensation for 2011 met or exceeded the reference points in most cases.

The Compensation Committee’s general expectation is that our financial performance and compensation sharing as compared to our peers over time should be consistent with its strongly competitive compensation philosophy. The following analyses demonstrate that our pay program is well aligned to performance and uses an appropriate portion of operating cash flow, free cash flow and operating income to support it. With respect to financial performance, over the past several years, our operating cash flow growth has been in the top half of our peers, often in the top 10%. Our free cash flow growth varies when compared to our peers for the most recent one-year period but is generally in the top quartile for periods longer than one year. Our revenue growth was highest among our entertainment/media peers for all periods and was in the top half for all periods for our other peers. With respect to compensation sharing, the portion of operating cash flow, free cash flow and operating income used to pay the named executive officers’ annual cash bonus, total cash compensation and total compensation generally aligns with our financial performance but varies relative to our peer groups. The portion of our operating cash flow, free cash flow and operating income that we use to pay this compensation is in the lower half of our entertainment/media peers, is at or near the high end of our transmission/distribution peers, and is in the upper quartile of our premier general industry peers.

As a secondary means to inform its judgment, the Compensation Committee reviewed a Mercer compensation survey analysis in which base salary, total cash compensation (base salary plus target annual cash bonus) and total direct compensation (total cash compensation plus equity-based compensation) for each named executive officer were measured against published compensation survey data for functionally comparable positions among broad groups of companies of similar size to us. The Compensation Committee did not use this Mercer analysis, or any of the surveys included in this Mercer analysis, to benchmark our named executive officer compensation, but instead it used the analysis to understand the current compensation practices for comparable job functions of a broad cross-section of companies across varied industry lines but with revenue sizes that are within a range close to ours. This analysis indicated that while our named executive officers’ total compensation was relatively high, our financial performance was high relative to our peers as stated above. Accordingly, our named executive officers’ total compensation is correlated with our performance and with the Compensation Committee’s philosophy of attracting and retaining the highest quality executives with its executive compensation outcomes.

The results of the peer group and compensation survey analyses, as well as the other analyses referred to above, are considered important by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone, but rather uses this information as one of several considerations to inform its judgment and put its experience in context in determining compensation levels (and when to change compensation levels).

In determining total compensation levels for the named executive officers, the Compensation Committee also considered our prior year performance. Despite the continued weak economy and intensifying competition, in 2010, we delivered healthy growth in revenue and operating cash flow, added meaningful numbers of customers, generated substantial free cash flow and returned significant capital to shareholders through stock repurchases and a quarterly cash dividend. In addition, the Compensation Committee noted that we achieved these results while continuing the successful management of our balance sheet, allowing us liquidity and access to capital when needed during the year and avoiding any near or medium-term risk associated with debt repayment requirements.

Also, and importantly, in addition to the successful management of our cable communications business as described above, our named executive officers, particularly Messrs. Roberts, Angelakis, Burke and Cohen, successfully managed the many challenges of closing the NBCUniversal Transaction in January 2011. As compensation decisions for 2011 were being made, the Compensation Committee took into account the significant additional efforts that these named executive officers would and did exert to develop and implement the strategies to complete transition planning, obtain the required regulatory approvals to close the transaction, comply with regulatory conditions following closing and effectively manage post-closing integration through the balance of 2011.

Elements and Mix of Our Compensation Program

Our executive compensation program for our named executive officers includes the following key components: cash base salary; annual (short-term) cash bonus (which generally is performance based because earning the bonus is contingent upon the achievement of performance goals); and long-term equity-based compensation in the form of stock options (which are performance based because stock options provide no value without future stock price appreciation) and RSUs (which generally are performance-based both because the ultimate value of any shares acquired upon vesting depends on our stock price and because vesting of RSUs is dependent upon achievement of one or more performance goals). In addition, named executive officers are eligible to participate in our deferred compensation plan, as well as in employee benefit plans that are generally available to all employees. Our named executive officers may also be granted additional cash bonuses, equity awards or contributions to deferred compensation plans on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. These elements are the same as, or similar to, those used by most of our peer group companies and many other public companies. Within this general marketplace-defined environment, we have our own perspective on the relative importance and value of each element.

We view the executive compensation program on a “portfolio” basis. The various elements work together to achieve our objectives. This chart illustrates our view of the portfolio:

Element	Fixed, Guaranteed	Short-Term, Performance Based	Long-Term, Performance Based	Retention; Retirement Planning
Base Salary	X			X
Annual Cash Bonus		X		X
Stock Options			X	X
RSUs			X	X
Deferred Compensation	X			X
Additional Bonuses	X			X
Benefits	X			X

Each element of our compensation program is described in more detail as follows:

Base Salary.     This element of compensation is necessary to attract and retain any employee in any organization. As the basic fixed element of the compensation package, it serves as a baseline measure of an employee’s value. Base salary is annually guaranteed compensation received by a named executive officer in exchange for investing his career with us.

Each of our named executive officers had an employment agreement in effect during 2011. Mr. Roberts’ most recent employment agreement was entered into in June 2005 and expires on June 30, 2012. Messrs. Angelakis’ and Smit’s most recent employment agreements were entered into in November 2011 and expire on June 30, 2016 and December 31, 2016, respectively. Mr. Burke’s most recent employment agreement was entered into in December 2009 and expires on December 31, 2014. Mr. Cohen’s most recent employment agreement was entered into in February 2011 and expires on December 31, 2015. Each employment agreement provides for an initial base salary and annual increases in base salary at the discretion of the Compensation Committee. The employment agreements do not permit base salary reductions, unless, in the case of Mr. Roberts, such reduction is pursuant to an overall plan to reduce the base salaries of all of our senior executive officers, and, in the case of Messrs. Angelakis, Burke, Smit and Cohen, in connection with a generally applicable salary reduction program.

In establishing the initial base salary level at the time the agreements were signed, the Compensation Committee considered job responsibilities, job performance, seniority and market data on base salary levels from peer group companies and compensation surveys. The Compensation Committee also reviewed base salary levels based on internal comparisons of executives relative to their responsibilities. Increases in base salary during the term of the agreement are generally based on individual performance, the levels of achievement of our performance goals during the tenure of the executive and any increase in duties and responsibilities placed on the executive as a result of our continuing growth and acquisitions.

The named executive officers elected not to receive any base salary increase in 2011, and have elected to continue to not receive any base salary increase in 2012 (and through February 28, 2013), reflecting a willingness during this time period to forgo additional compensation on account of this element of non-performance-based compensation. Each of Messrs. Roberts, Angelakis, Burke and Cohen has made similar requests since 2009, which has resulted in a four-year freeze in their respective base salaries.

Cash Bonus Incentive Compensation.     Our cash bonus plan, which was approved by our shareholders at the 2010 annual meeting, provides a variable element to annual cash compensation. This element is needed to complete a competitive total annual cash compensation package. However, it is at risk for performance – 100% of the target bonus is not paid unless there is 100% achievement of the goals and no bonus is paid unless a minimum performance goal is achieved. This plan puts a significant amount of annual cash compensation at risk and supports our objective that our named executive officers balance achieving satisfactory or better current year (short-term) results with long-term value creation. Neither our Board nor the Compensation Committee has the discretion to award cash bonus compensation to our named executive officers under any cash bonus grant subject to quantitative performance goals absent attainment of the goals.

The target bonus under our cash bonus plan for each of the named executive officers is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation. In addition, each named executive officer’s employment agreement provides for a minimum target bonus amount (though the actual bonus paid can be below the target level). For more detail on these bonuses, including the target amounts thereof, see the “Grants in 2011 of Plan-Based Awards” table on page 50. The differences in target bonus percentages are the result of the Compensation Committee’s determination of each named executive officer’s total compensation and its judgment as to how to optimally allocate that total among the various elements thereof.

For 2011, the Compensation Committee established a threshold quantitative performance goal as a condition for any bonus payment to occur – the consolidated free cash flow for the current year must exceed that for the previous year. If that goal were met, then, for 2011, up to 170% of the target bonus of each named executive officer could be earned, based on the level of achievement of the specified quantitative and qualitative goals, as follows.

For each of Messrs. Roberts, Angelakis and Cohen, up to 30% of the target bonus was payable based on the level of consolidated operating cash flow for 2011; up to 18.75% of the target bonus was payable based on the level of consolidated free cash flow for 2011; up to 11.25% of the target bonus was payable based on the level of consolidated revenue for 2011; and up to 110% of the target bonus was payable based on the Compensation Committee’s determination of the level of achievement of such named executive officers in contributing to the overall management of the Company, including the integration process relating to NBCUniversal, the continuing management of our cable communications business, and the continuing focus on critical diversity and cable services customer service metrics.

Messrs. Burke and Smit’s target bonuses were structured differently in light of the nature of their respective duties. For each of Messrs. Burke and Smit, up to 18% of his target bonus was payable based on the level of consolidated operating cash flow for 2011; up to 7.5% of the target bonus was payable based on the level of consolidated free cash flow for 2011; and up to 4.5% of the target bonus was payable based on the level of consolidated revenue for 2011. For Mr. Burke, up to 140% of the target bonus was payable based on the Compensation Committee’s determination of the level of achievement in contributing to the operating performance of NBCUniversal, and for Mr. Smit, up to 140% of the target bonus was payable based on the Compensation Committee’s determination of the level of achievement in contributing to the operating performance of our cable communications business.

At budgeted levels of achievement of the quantitative factors, Messrs. Roberts, Angelakis and Cohen would earn 40% of their target bonus, and with a 54.5% achievement level for the qualitative factor (54.5% of 110% = 60%), they would earn 100% of their target bonus. At budgeted levels of achievement of the quantitative factors, each of Messrs. Burke and Smit would earn 20% of their target bonus, and with a 57% achievement level for the qualitative factor (57% of 140% = 80%), they would earn 100% of their target bonus. A more detailed description of the potential achievement levels for the quantitative goals is provided below.

For achievement of consolidated operating cash flow: if we achieved $17.1 billion or less, the named executive officer would receive no portion of the bonus potentially attributable to this performance goal; if we achieved from greater than $17.1 billion to $17.7 billion, the named executive officer would receive from 27% to 60% of such potential bonus (determined based on incremental increases in consolidated operating cash flow of $100 million); if we achieved from greater than $17.7 billion to $17.83 billion, the named executive officer would receive 67% of such potential bonus; and if we achieved greater than $17.83 billion, the named executive officer would receive greater than 67% of such potential bonus up to a maximum of 100% at greater than $18.2 billion (determined based on incremental increases in consolidated operating cash flow of approximately $100 million).

For achievement of consolidated free cash flow: if we achieved $6 billion or less, the named executive officer would receive no portion of the bonus potentially attributable to this performance goal; if we achieved from greater than $6 billion to $6.6 billion, the named executive officer would receive from 27% to 60% of such potential bonus (determined based on incremental increases in consolidated free cash flow of $100 million); if we achieved from greater than $6.6 billion to $6.7 billion, the named executive officer would receive 67% of such potential bonus; and if we achieved greater than $6.7 billion, the named executive officer would receive greater than 67% of such potential bonus up to a maximum of 100% at greater than $7.1 billion (determined based on incremental increases in consolidated free cash flow of $100 million).

For achievement of consolidated revenue: if we achieved $53.4 billion or less, the named executive officer would receive no portion of the bonus potentially attributable to this performance goal; if we achieved from greater than $53.4 billion to $54.6 billion, the named executive officer would receive from 27% to 60% of such potential bonus (determined based on incremental increases in consolidated revenue of $200 million); if we achieved from greater than $54.6 billion to $54.9 billion, the named executive officer would receive 67% of such potential bonus; and if we achieved greater than $54.9 billion, the named executive officer would receive greater than 67% of such potential bonus up to a maximum of 100% at greater than $55.7 billion (determined based on incremental increases in consolidated revenue of $200 million).

In each case, the bonus percentage achieved is the percentage applicable to the range within which the actual achievement fell.

The importance of the operating cash flow and free cash flow performance goals is described below under “— Emphasis on Performance.” The Compensation Committee also considers consolidated revenue an important performance goal in that it focuses on the overall growth of our businesses from all sources (e.g., sales of existing and new products and services and acquisitions of new customers). The strength of the correlation between these metrics to the shareholder value analysis prepared by Mercer varied significantly, likely due in part to market volatility over the past few years and an environment in which many companies with positive cash flow, earnings and revenue growth still experienced stock price declines. Operating cash flow had the highest overall meaningful correlation to shareholder value over the long term. The analysis suggested that favorable performance on operating cash flow may influence shareholder value over the long term and therefore enhance alignment between shareholder interests and the outcomes under our cash bonus plan.

The threshold goal of a year-over-year increase in consolidated free cash flow was achieved in 2011. The Compensation Committee determined that 2011 achievement of 93.33% of the potential bonus for operating cash flow, 86.67% of the potential bonus for free cash flow and 73.33% of the potential bonus for revenue resulted in Messrs. Roberts, Angelakis and Cohen being entitled to receive 52.5% of their respective target amounts on account of the quantitative goals. This percentage is calculated as follows: (93.33% x 30% = 28%) + (86.67% x 18.75% = 16.25%) + (73.33% x 11.25% = 8.25%) = 52.5%. The Compensation Committee determined that these named executive officers were entitled to receive 60% of their respective target amounts on account of the qualitative goal described above, because 54.5% of the potential 110% bonus was achieved (calculated as follows: 54.5% x 110%). Based on the 2011 achievement of the quantitative and qualitative goals, these named executive officers were entitled to receive in total 112.5% of their target amounts (calculated as follows: 52.5% + 60%).

The Compensation Committee determined that 2011 achievement of the performance goals resulted in each of Messrs. Burke and Smit being entitled to receive 26.6% of their respective target amounts on account of the quantitative goals. This percentage is calculated as follows: (93.33% x 18% = 16.8%) + (86.67% x 7.5% = 6.5%) + (73.33% x 4.5% = 3.3%) = 26.6%. The Compensation Committee determined that these named executive officers were entitled to receive 80% of their respective target amounts on account of the qualitative goal described above, because 57.1% of the potential 140% bonus was achieved (calculated as follows: 57.1% x 140%). Based on the 2011 achievement of the quantitative and qualitative goals, these named executive officers were entitled to receive in total 106.6% of their target amounts (calculated as follows: 26.6% + 80%).

However, putting these achievement levels in the context of somewhat lower levels of annual cash bonus achievement in 2011 by operating management (whose cash bonuses are based primarily on business unit operating metrics rather than consolidated financial performance), the Compensation Committee, based in part upon the recommendation of the named executive officers made prior to their bonuses being determined, awarded the following cash bonuses: Mr. Roberts, $5,461,484; Mr. Angelakis, $5,047,344; Mr. Burke, $6,729,792; Mr. Smit, $3,000,000; and Mr. Cohen, $2,675,988.

Equity-Based Incentive Compensation.    Our equity-based long-term incentive compensation program is the compensation link between the named executive officers’ decision making and the long-term outcomes of those decisions. The stock options granted to our named executive officers under our annual award program during the last several years generally vest over a nine year and six month period, as follows: 30% on the second anniversary of the date of grant, 15% on each of the third through fifth anniversaries, 5% on each of the sixth through ninth anniversaries and 5% on the nine year and six month anniversary. RSUs granted to our named executive officers under our annual award program during the last several years generally vest 15% after 13 months from the date of grant, an additional 15% on each of the second, third and fourth anniversaries of the date of grant and 40% on the fifth anniversary, although the RSUs granted to Mr. Roberts in 2011 vest in their entirety on the 13-month anniversary of the date of grant. These vesting schedules, which generally require a relatively long holding period before a meaningful portion of the equity-based compensation can be realized, allow time to see the results of the decisions of the named executive officers, and the market time to react to the results, as well as provide a greater potential retention value.

The Compensation Committee believes that a strong reliance on long-term equity-based compensation is advantageous because this type of compensation fosters a long-term commitment by executive employees and motivates them to improve the long-term market performance of our stock. In our annual award program in March 2011, the Compensation Committee again employed a diversified approach to this component in that we granted both stock options and RSUs, whereby each type of award represented approximately 50% of the total equity award by grant date value, as determined on a Black-Scholes basis in the case of stock options and using the closing price of a share of our Class A common stock in the case of RSUs.

RSUs in combination with stock options promote our goal of retention, as well as provide a direct and predictable alignment to share price. Because each RSU is equal in value to a share of our Class A common stock, the units have value, subject to the satisfaction of vesting requirements, when the stock price is flat or even declining. On the other hand, stock options only have value when the stock price increases. This combination of equity-based awards is appropriate in the view of the Compensation Committee because: (i) it provides some level of incentive even during periods of general market or industry decline, when good or better performance may not be reflected in our stock price; and (ii) it supports our culture of entrepreneurship and its focus on shareholder value creation while providing a strong retention vehicle.

Our equity-based awards granted to our named executive officers in March 2011 were part of our annual award program, in which all eligible employees receive grants. RSUs granted to our named executive officers as part of our annual grants are performance-based, meaning specified performance goals must be achieved in order for RSUs to vest. Shares under RSUs granted in March 2011 as part of our annual award program vest in their first scheduled year of vesting if the performance goals have been achieved with respect to any prior year, and any shares that did not vest in their first scheduled year of vesting because of the failure of the required prior achievement of performance goals are “carried over” to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If vesting does not occur on the final potential vesting date, any unvested shares are forfeited. For RSUs granted in March 2011 as part of our annual award program, the Compensation Committee established the performance goal as any year-over-year increase in free cash flow (in which event the named executive officers would receive 100% of the service vested portion of the award). The Compensation Committee first established performance goals beginning with RSUs granted in 2005 as part of our annual award program to reflect its intention that the RSUs meet IRS requirements for deductibility. Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal.

In 2011, the named executive officers forfeited RSUs granted in prior years because applicable performance conditions were not achieved. For RSUs granted in 2006 and 2007, the Compensation Committee established the following performance goals: if we achieved a 5% to 6.9% year-over-year increase in consolidated operating cash flow, the named executive officer would receive 67% of the service vested portion of the award; and if we achieved a 7% or greater increase, the named executive officer would receive 100% of the service vested portion of the award. The consolidated operating cash flow growth goal necessary to achieve 100% vesting of these awards was not achieved in 2010. Accordingly, the named executive officers (other than Mr. Smit, who did not become an employee until 2010) did not receive 33% of the shares that were otherwise scheduled to vest in 2011 with respect to these RSUs (and 33% of the shares scheduled to vest in 2011 under the RSUs granted in 2006 were permanently lost). The value of the shares scheduled to vest in 2011 under the RSUs granted in 2006 and 2007 had full vesting occurred (calculated using the closing price of the Class A common stock on December 31, 2011) would have been approximately $5.4 million for Mr. Roberts (of which approximately $1.3 million has been permanently lost), approximately $0.7 million for Mr. Angelakis, approximately $4.3 million for Mr. Burke (of which approximately $1.0 million has been permanently lost) and approximately $2.5 million for Mr. Cohen (of which approximately $0.6 million has been permanently lost).

In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each named executive officer, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable named executive officers at peer companies. The value of 2011 equity-based compensation (using grant date values), expressed as a percentage of 2011 base salary, taking account of awards made only in March 2011 under our annual award program, was 414% for Mr. Roberts, 409% for Mr. Angelakis, 405% for Mr. Burke, 386% for Mr. Smit and 469% for Mr. Cohen. The value of 2011 equity-based compensation, expressed as a percentage of the value of 2010 equity-based compensation, taking account of awards made only in the annual award program, was as follows: Mr. Roberts 103%, Mr. Angelakis 101%, Mr. Burke 101%, Mr. Smit 130% and Mr. Cohen 118%. The grant date value of equity-based compensation in our annual award program has not materially increased over the last several years.

Deferred Compensation.    We maintain a deferred compensation plan that allows employees with a base salary of $200,000 or greater, including the named executive officers, to defer the receipt of cash compensation (i.e., base salary and annual bonus), as described below under “Nonqualified Deferred Compensation in and as of 2011 Fiscal Year-End.” In addition, the employment agreements of our named executive officers provide for specified amounts to be credited to the named executive officer’s deferred compensation plan account, in each case as described below under “Agreements with Our Named Executive Officers.” The contractually required credits were agreed upon as a result of arm’s-length negotiations with the named executive officers and viewed by the Compensation Committee as a reasonable component of overall compensation, especially from a retention perspective. The Compensation Committee reviewed each named executive officer’s plan balance at December 31, 2010 and annually reviews the embedded and projected costs of this plan.

Other than the deferred compensation plan (and a tax-qualified defined contribution (i.e., 401(k) plan), we do not offer any pension or other defined benefit-type plan to the named executive officers. In lieu of a defined benefit-type plan, which is found among several of our peer group companies, our deferred compensation plan provides a simple, transparent, tax-efficient vehicle for long-term value accumulation. The plan is one of our primary tools to attract and retain our named executive officers. In a similar manner to a traditional defined benefit executive retirement plan, the plan’s retention incentive gets stronger as the plan balance grows. In addition, the crediting rate is materially reduced following a termination of employment.

Also, our restricted stock plan permits recipients of awards to defer delivery of shares to a later date, without any guaranteed return on the vesting date value. In other words, any deferred shares, when later delivered, would have a value equal to the market value of our stock at that time. In addition, the plan permits recipients who have deferred delivery to elect to diversify up to 40%, or such greater amount if approved in accordance with the plan, of the value of their deferred account into a cash equivalent account, which currently has an annual rate of return equivalent to that applicable under the deferred compensation plan. As of December 31, 2011, Messrs. Roberts and Burke were the only named executive officers who had elected to defer delivery of shares under any RSU awards. Mr. Roberts has elected to defer delivery of RSUs with respect to 233,500 shares and to diversify all of such shares into the cash equivalent account in October 2012. Mr. Burke elected to defer delivery of RSUs with respect to 685,300 shares and diversified into the cash equivalent account 348,030 shares in July 2011 and 337,270 shares in January 2012.

Additional Bonuses.    From time to time, the Compensation Committee may grant cash bonuses or equity awards or make additional contributions to our deferred compensation plan on behalf of a named executive officer on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. Our Compensation Committee believes that, in addition to rewarding our executives for extraordinary performance or unanticipated additional responsibilities, retention of our key executives by securing long-term employment enhances our company’s long-term prospects. In determining whether and to what extent to make any such grants or contributions, the Compensation Committee evaluates the total compensation of the named executive officer, including by reviewing the new total compensation in light of peer groups analyses and ensuring that the elements of total compensation still will contain the appropriate mix of short-term and long-term performance-based components.

In connection with entering into new employment agreements in 2011, Messrs. Angelakis, Smit and Cohen each received additional compensation as a result of extraordinary performance and employment agreement renewals and extensions. Under his new employment agreement, Mr. Angelakis became our Vice Chairman (he remains our Chief Financial Officer) and his employment was secured through June 30, 2016. The new agreement provided for two cash bonuses of $2,125,000 each that were paid in December 2011 and January 2012, and an additional $2,125,000 was credited to his deferred compensation account in November 2011. Under his new employment agreement, Mr. Smit was named the CEO of Comcast Cable Communications and his employment was secured through December 31, 2016. The new agreement provided for two cash bonuses of $1,000,000 each, with one paid in December 2011 and the other to be paid in October 2012, and two grants of RSUs with a value of $1,000,000 each that will vest, subject to performance conditions, on the 13-month anniversary of their date of grant, with one granted in December 2011 and the other to be granted in October 2012. Under his new employment agreement, Mr. Cohen’s employment was secured through December 31, 2015. The new agreement provided for two cash bonuses of $1,500,000 each that were paid in March 2011 and January 2012, and two grants of immediately vested RSUs in March 2011 and January 2012, each with a value of $1,000,000.

Insurance Benefits.    We do not provide premium payments or reimbursements or tax payments to our named executive officers under any life, disability or other insurance policies.

Perquisites.    Our named executive officers are required to reimburse us for any benefits that would otherwise be considered perquisites. In addition, we do not provide tax gross-ups to our named executive officers for perquisites.

Payments in Connection with a Change in Control.    We generally do not have any benefits that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, our Board will determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs, as applicable, or provide other benefits in connection with a change in control. There has been no determination of any guiding principles or factors that our Board may in the future use in determining the propriety of accelerating the vesting of stock options and/or RSUs, or providing other benefits, in connection with a change in control.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment.    Payments to our named executive officers upon a termination of employment are described below under “Potential Payments upon Termination or Change in Control.” These compensation arrangements are contained in each named executive officer’s employment or other agreements and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to non-executive employees upon termination of employment.

Emphasis on Performance

The Compensation Committee’s emphasis on performance within the named executive officer compensation program is evidenced by the characteristics of several of its elements. Most obvious are the financial goals that are related to earning the annual cash bonus and the vesting of RSUs. In addition, the realized value of RSUs is directly tied to our stock price. Further, the entire value of stock options is based on appreciation in our stock price. This combination of internally measured (financial performance) and externally measured (stock price) performance provides both short-term and long-term performance components in the compensation structure of our named executive officers.

The Compensation Committee believes that the compensation program’s emphasis on performance, especially the equity-based compensation, aligns the compensation structure with the risks inherent in our businesses, in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. At the same time, the Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program aligns the interests of our executives with those of our shareholders, so as to avoid inadvertent incentives for the named executive officers to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee takes into consideration specific business risks identified through our enterprise risk management process.

As described above under “— Elements and Mix of Our Compensation Program, — Cash Bonus Incentive Compensation, and, — Equity-Based Incentive Compensation,” in 2011, the Compensation Committee selected consolidated free cash flow growth as the threshold performance goal for achievement of the annual cash bonuses of our named executive officers and as the sole performance goal for vesting of their performance vested RSUs, and consolidated operating cash flow, free cash flow and revenue as performance goals related to the annual cash bonuses. The peer group analyses described above under “— Overview of Our Compensation Program Philosophy and Process” indicate that overall, with respect to the mix of fixed vs. variable, cash vs. equity-based and the types of equity-based vehicles used, our “pay at risk” practices are aligned with peer group practices. However, the actual value realized by the named executive officers from equity-based compensation may be less than the target value, given that the intrinsic value of this compensation over the last several years has been much lower than its grant date value due to our stock price being flat or down over this period. In addition, the actual value realized from RSUs, in some cases, is less than target due to the forfeiture of awards based on the failure to meet performance vesting conditions.

Total performance-based compensation in 2011 (using the grant date value of stock options and RSUs) was a significant percentage of the named executive officers’ total compensation (63% for Mr. Roberts, 54% for Mr. Angelakis, 67% for Mr. Burke, 74% for Mr. Smit and 59% for Mr. Cohen).

Consolidated operating cash flow, which is a non-GAAP financial measure, is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of noncash depreciation and amortization expense that results from the capital intensive nature of certain of our businesses and from intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our Board uses this metric in evaluating our consolidated operating performance, and management uses this metric to allocate resources and capital to our operating segments. We believe that operating cash flow is useful to investors as a basis for comparing our operating performance with other companies in our industries, although our measure of operating cash flow may not be directly comparable to similar measures used by other companies. A reconciliation of consolidated operating cash flow to operating income is set forth in Appendix C.

Consolidated free cash flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows), reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests, and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies). Free cash flow is used as an indicator of our ability to service and repay debt, make investments and return capital to investors through stock repurchases and dividends. It is also valued by investors as a measure that can be used to compare our performance with other companies. A reconciliation of consolidated free cash flow to net cash provided by operating activities is set forth in Appendix C.

Consolidated revenue is also used as a metric in evaluating the general health of our consolidated operations, measuring our overall competitive strength and evaluating our potential for meeting our long-term growth objectives.

For these reasons, the Compensation Committee views these quantitative metrics as meaningful measures of our performance that can be affected by the decision making of our named executive officers. The Compensation Committee believes that measuring performance for our named executive officers using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the senior management team to deliver our most important performance goals for the year.

The Compensation Committee does not determine compensation levels, or condition incentive-based compensation award achievement, based directly on our stock price performance because it believes that it is not equitable to condition performance rewards based on an external quantitative metric that management cannot directly control and to do so could lead to an undesirable focus on short-term results. However, as stated above, the Compensation Committee does review data comparing shareholder return performance to that of our peer group companies and does consider this information in setting compensation levels each year. This analysis showed that overall our shareholder performance over the last ten years, relative to our peers, validates our target pay positioning. In addition, because a material portion of compensation for each named executive officer is in the form of a stock-based vehicle, a significant portion of each named executive officer’s compensation is inherently tied to stock price movement and the achievement of shareholder value.

Emphasis on Long-Term Stock Ownership

Vesting of Equity-Based Incentive Compensation.    As described above under “Elements and Mix of Our Compensation Program — Equity-Based Incentive Compensation,” the Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by generally extending the vesting period for options and RSUs granted under our annual award program over a longer time period than is the case with most other large public companies. The Compensation Committee believes that these longer time-frame (and in the case of RSUs, back-end loaded) vesting schedules focus the named executive officers over the long term on the creation of shareholder value.

Stock Ownership Guidelines.    We have a stock ownership policy for members of our senior management, including our named executive officers. Under the current guidelines established by the Compensation Committee, Mr. Roberts is expected to own our stock in an amount equal to at least five times base salary. The other named executive officers are expected to own our stock in an amount equal to at least three times base salary. This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the named executive officer and shares credited to the named executive officer under our employee stock purchase plan, which must be held for one year from the date credited. In addition, 60% of each of the following types of ownership also counts: shares owned under our 401(k) plan, deferred vested shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our named executive officers are in compliance with the requirements of our stock ownership policy as of December 31, 2011. In the event a subject employee is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Hedging.    Our policy prohibits any named executive officer from buying or selling any of our securities or options or derivatives with respect to our securities without obtaining prior approval from our General Counsel. This seeks to assure that the named executive officers will not trade in our securities at a time when they are in possession of inside information. We do not have a policy that specifically prohibits our named executive officers from hedging the economic risk of stock ownership. However, federal securities laws generally prohibit our named executive officers from selling “short” our stock.

Recoupment Policy.    In 2007, upon the recommendation of the Compensation Committee and the Governance and Directors Nominating Committee, our Board adopted an incentive compensation recoupment policy. It provides that if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and will review it following the adoption of rules regarding recoupment policies arising under the Dodd-Frank Act.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid, consistent with our employment agreements and related contractual commitments. For example, we include a performance condition in RSU awards to our named executive officers as a means of obtaining tax deductibility for their value. From time to time, the Compensation Committee has awarded, and may in the future award, compensation that is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. Our employment agreements with our named executive officers seek to ensure that any compensation that could be characterized as nonqualified deferred compensation complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of compensation elements in determining types and levels of compensation for our named executive officers.

Other Considerations

The Compensation Committee has historically viewed material increases in the size and scope of our operations as a basis for materially increasing compensation levels, making additional cash bonus awards and RSU grants and changing future performance goals for our incentive compensation plan awards. This occurred in 2002 following our AT&T Broadband acquisition, which almost tripled the size of our cable operations, making us the nation’s largest video services provider. This has also occurred on account of the NBCUniversal Transaction.

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation (what some commentators call an “accumulated wealth analysis”). As stated above, the Compensation Committee believes that in order to maintain the best group of executives to lead us, we need to provide a compensation package each year that is strongly competitive with the marketplace. High-quality executive talent with the experience and capabilities sought by us is scarce. The Compensation Committee is strongly of the view that it is an unnecessary risk to shareholder value to not provide a competitive level of compensation to our named executive officers each year. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the named executive officer’s work over that period and the achievement of our long-term goals. To reduce current year compensation below competitive levels because a named executive officer has realized gains based on achievement of prior-year goals or a desired increase in shareholder value is seen by the Compensation Committee as counterproductive.

The Compensation Committee is aware that our Chairman, President and Chief Executive Officer, Mr. Brian L. Roberts, is a son of our founder and director, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other named executive officers.

Compensation Committee Report

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)

Joseph J. Collins

Gerald L. Hassell (member since November 20, 2011)

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2011 an employee, or is or ever has been an officer, of our company. None of our executive officers has served during 2011 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

Summary Compensation Table for 2011

The following table sets forth specified information regarding the compensation for 2011, 2010 and 2009 of our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Vice Chairman and Chief Financial Officer (Mr. Michael J. Angelakis) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, Neil Smit and David L. Cohen), except as set forth in footnote (8) to this table. We refer to these individuals as our named executive officers, as described above in “Compensation Discussion and Analysis — Our Named Executive Officers for 2011.”

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Brian L. Roberts	2011	$2,800,761	$—	$5,737,095	$5,847,830	$ 5,461,484	$3,689,731	$3,397,176	$26,934,077
Chairman of the Board,	2010	2,800,761	—	5,308,989	5,917,380	10,922,968	2,903,094	3,205,767	31,058,959
President and Chief Executive Officer	2009	2,908,483	—	5,257,200	5,656,300	8,234,238	2,252,434	2,937,712	27,246,367

Michael J. Angelakis	2011	1,682,448	2,125,000	3,312,744	3,561,670	5,047,344	2,274,653	3,903,701	21,907,560
Vice Chairman and	2010	1,682,448	1,500,000	6,151,365	3,604,594	6,561,546	1,708,745	1,701,344	22,910,042
Chief Financial Officer	2009	1,747,157	1,500,000	6,151,691	3,408,600	4,946,396	1,229,276	2,571,012	21,554,132

Stephen B. Burke	2011	2,243,264	—	4,378,968	4,711,720	6,729,792	3,081,674	2,509,419	23,654,837
Executive Vice President of Comcast and President	2010 2009	2,243,264 2,329,543	3,000,000 3,000,000	10,111,316 10,079,183	4,767,630 4,544,800	8,748,729 6,595,196	3,474,387 3,024,679	2,396,752 4,414,654	34,742,078 33,988,055
and Chief Executive Officer of NBCUniversal

Neil Smit(8)	2011	1,500,000	1,000,000	7,612,833	3,004,070	3,000,000	870,696	1,515,761	18,503,360
Executive Vice President of Comcast and President and
Chief Executive Officer of Comcast Cable Communications

David L. Cohen	2011	1,337,994	1,500,000	4,503,661	2,767,090	2,675,988	1,108,862	1,197,269	15,090,864
Executive Vice President	2010	1,337,994	1,000,000	3,511,946	2,799,258	2,174,240	837,911	1,035,229	12,696,578
	2009	1,389,455	—	2,493,800	2,667,600	1,639,043	657,627	991,854	9,839,379

(1)	Each of Messrs. Roberts, Angelakis, Burke, Smit and Cohen has requested that he not receive an increase in his annual base salary through February 28, 2013, as more fully described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Base Salary.” This will result in a four-year freeze in base salary for Messrs. Roberts, Angelakis, Burke and Cohen, as each had previously requested that he not receive an increase in his annual base salary from January 1, 2009 through February 29, 2012. The difference in the amounts in this column for such executives between 2011 and 2010, on the one hand, and 2009, on the other hand, is due to there being 26 biweekly pay periods in 2011 and 2010, as compared to 27 biweekly pay periods in 2009.

(2)	For each of Messrs. Angelakis, Smit and Cohen, the amount in this column for 2011 represents a cash bonus paid in 2011 in connection with his entering into a new employment agreement in 2011. Each of Messrs. Angelakis and Smit will be required to reimburse us for 100% of the amount of his respective signing bonus if we terminate his employment for cause or he terminates employment without good reason within twelve months of the date of his respective employment agreement.

(3)

The amounts in this column represent the aggregate grant date fair value of performance-based RSUs granted to each of the named executive officers in the respective year, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with the SEC’s rules relating to executive compensation disclosure, taking into account the probable outcome of the

RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. The amounts were also discounted for the lack of dividends during the vesting period. For Mr. Cohen, the amounts in this column for 2011 and 2010 also include the aggregate grant date fair value of RSUs granted in 2011 and 2010 that vested upon grant, calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end and determined by multiplying the Class A common stock closing price on the dates of grant by the number of shares subject to the respective grant. See the “Grants in 2011 of Plan-Based Awards” table on page 50 for information, including grant date, on RSUs granted in 2011.

(4)	The amounts in this column represent the aggregate grant date fair value of stock options granted to each of the named executive officers in the respective year, in accordance with FASB ASC Topic 718. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in 2011: an expected volatility of approximately 28%, an expected term to exercise of seven years, an interest rate of approximately 2.87% and a dividend yield of approximately 1.8%. For information on the valuation assumptions with respect to grants made before 2011, refer to the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. See the “Grants in 2011 of Plan-Based Awards” table on page 50 for information, including grant date, on options granted in 2011.

(5)	The amounts in this column represent annual performance-based bonuses earned by our named executive officers under our 2006 Cash Bonus Plan. The grant of these bonuses is also disclosed under the “Grants in 2011 of Plan-Based Awards” table on page 50. See “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation” above for more information on the achievement of specified metrics in 2011.

(6)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

(7)	The amounts in this column include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each of the named executive officers; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $3,150,000; Mr. Angelakis, $3,700,000; Mr. Burke, $2,100,000; Mr. Smit, $1,500,000; and Mr. Cohen, $1,000,000); (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $237,176; Mr. Angelakis, $193,701; Mr. Burke, $399,419; Mr. Smit, $2,261; and Mr. Cohen, $187,269); and (d) for Mr. Smit, a Company payment of $3,500 for an executive health assessment. For security reasons, Company practices and policy strongly encourage Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel, although the named executive officers are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy.

The amounts reflected for each named executive officer in respect of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the named executive officer as stated above. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the named executive officer used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, as more fully described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Perquisites,” our named executive officers are required to pay us in full (and have paid us in full) for such benefits.

(8)	Mr. Smit joined the Company in March 2010. His compensation is shown only for 2011 because Mr. Smit was not a named executive officer in 2010.

Grants in 2011 of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to our named executive officers in 2011, as follows: (1) the grant date for equity awards (column (a)) and the date the Board or Compensation Committee took action to grant the equity awards, if different from the grant date; (2) the estimated future payouts under non-equity incentive plan awards (columns (b), (c) and (d)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (e), (f) and (g)); (4) all stock awards that were not performance-based RSUs (column (h)); (5) all option awards, which consist of the number of shares underlying stock options (column (i)); (6) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (j)); and (7) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (k)).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3) (h)	All Other Option Awards: Number of Securities Underlying Options(4) (i)	Exercise or Base Price of Option Awards (j)	Grant Date Fair Value of Stock and Option Award(5) (k)
		Approval Date if Different from Grant Date				Number of Shares
Name	Grant Date (a)		Threshold (b)	Target (c)	Maximum (d)	Threshold (e)	Target (f)	Maximum (g)
Brian L. Roberts	—	—	$1,344,365	$8,402,283	$14,283,881
	3/25/2011	—				233,500	233,500	233,500				$5,737,095
	3/25/2011	—								839,000	$25.02	5,847,830
Michael J. Angelakis	—	—	807,575	5,047,344	8,580,485
	3/25/2011	—				142,300	142,300	142,300				3,312,744
	3/25/2011	—								511,000	25.02	3,561,670
Stephen B. Burke	—	—	538,383	6,729,792	11,440,646
	3/25/2011	—				188,100	188,100	188,100				4,378,968
	3/25/2011	—								676,000	25.02	4,711,720
Neil Smit	—	—	240,000	3,000,000	5,100,000
	3/25/2011	—				119,800	119,800	119,800				2,788,944
	3/25/2011	—								431,000	25.02	3,004,070
	4/08/2011	2/22/10				162,075	162,075	162,075				3,844,419
	12/02/2011	11/21/11				42,809	42,809	42,809				979,470
David L. Cohen	—	—	428,158	2,675,988	4,549,180
	3/11/2011	2/22/11							40,081			1,000,021
	3/25/2011	—				150,500	150,500	150,500				3,503,640
	3/25/2011	—								397,000	25.02	2,767,090

(1)	Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2011 are included in the “Summary Compensation Table for 2011” on page 48 under the “Non-Equity Incentive Plan Compensation” column (see footnote (5) to the “Summary Compensation Table for 2011”).

(2)

The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our 2002 Restricted Stock Plan. Subject to achieving increases in consolidated free cash flow, as described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: RSUs granted on March 25, 2011 to the named executive officers other than Mr. Roberts vest at the rate of 15% on the 13-month anniversary of the date of grant (April 25, 2012), 15% on each of the second, third and fourth anniversaries of the date of grant (March 25, 2013, 2014 and 2015) and 40% on the fifth anniversary of the date of grant (March 25, 2016); RSUs granted to Mr. Smit on April 8, 2011 vest 33 1/3% on the 13-month anniversary of the date of grant (May 8, 2012) and 33 1/3% on each of the second and third anniversaries of the date of grant (April 8, 2013 and 2014); and RSUs granted to Mr. Roberts and Mr. Smit on March 25, 2011 and December 2, 2011, respectively, vest 100% on the 13-month anniversary of the date of grant (April 25, 2012 and January 2, 2013, respectively).

(3)	The amounts in this column represent shares of our Class A common stock granted under our 2002 Restricted Stock Plan. These shares vested on the date of grant.

(4)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. These options become exercisable as follows: 30% of the shares covered thereby become exercisable on the second anniversary of the date of grant (March 25, 2013), 15% on each of the third, fourth and fifth anniversaries of the date of grant (March 25, 2014, 2015 and 2016), 5% on each of the sixth through ninth anniversaries of the date of grant (March 25, 2017, 2018, 2019 and 2020) and 5% on the nine and one-half year anniversary of the date of grant (September 25, 2020).

(5)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. The grant date fair value of RSUs was determined as described in footnote (3) to the “Summary Compensation Table for 2011” beginning on page 48. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (4) to the “Summary Compensation Table for 2011.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock option and stock awards by our named executive officers as of December 31, 2011. This table includes unexercised vested and unvested stock options (see columns (a), (b), (c) and (d)), unvested RSUs (see columns (e) and (f)) and unvested performance-based RSUs (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2011, or $23.71. The performance-based RSUs are subject to achieving specified increases in consolidated operating cash flow or free cash flow, as described in further detail above in “Compensation Discussion and Analysis — Elements and Mix of our Compensation Program — Equity-Based Incentive Compensation.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable (b)		Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (e)	Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (g)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)
Brian L. Roberts
									1,029,895	(4)(7)	$24,418,810
	1,125,000	(1)	—		$23.6600	01/24/12
	1,286,250	(2)	138,750	(2)(6)	18.0800	02/26/13
	1,020,000	(2)	180,000	(2)(6)	19.9200	03/09/14
	510,000	(2)	127,500	(2)(6)	22.6600	03/14/15
	567,000	(2)	189,000	(2)(6)	17.5000	03/09/16
	328,800	(2)	219,200	(2)(6)	25.4400	03/15/17
	361,350	(2)	441,650	(2)(6)	18.9800	03/27/18
	343,500	(2)	801,500	(2)(6)	14.5400	03/26/19
	—		1,158,000	(2)(6)	18.3400	03/25/20
	—		839,000	(2)(6)	25.0200	03/24/21
Michael J. Angelakis
									611,395	(4)(7)	14,496,175
	148,641	(2)	99,094	(2)(6)	25.9500	03/29/17
	216,810	(2)	264,990	(2)(6)	18.9800	03/27/18
	207,000	(2)	483,000	(2)(6)	14.5400	03/26/19
	—		705,400	(2)(6)	18.3400	03/25/20
	—		511,000	(2)(6)	25.0200	03/24/21
Stephen B. Burke
									828,795	(4)(7)	19,650,729
	750,000	(1)	—		23.2666	01/07/12
	450,000	(1)	—		23.6600	01/24/12
	480,000	(1)	28,125	(1)(6)	15.8933	10/28/12
	678,750	(2)	71,250	(2)(6)	18.0800	02/26/13
	510,000	(2)	90,000	(2)(6)	19.9200	03/09/14
	279,000	(2)	69,750	(2)(6)	22.6600	03/14/15
	453,600	(2)	151,200	(2)(6)	17.5000	03/09/16
	263,040	(2)	175,360	(2)(6)	25.4400	03/15/17
	289,080	(2)	353,320	(2)(6)	18.9800	03/27/18
	276,000	(2)	644,000	(2)(6)	14.5400	03/26/19
	—		933,000	(2)(6)	18.3400	03/25/20
	—		676,000	(2)(6)	25.0200	03/24/21
Neil Smit
							250,450(3)(7)	$5,938,170	324,684(4)(7)		7,698,258
	—		460,200	(2)(6)	18.3400	03/25/20
	—		431,000	(2)(6)	25.0200	03/24/21
David L. Cohen
									525,795(4)(7)		12,466,599
	37,500	(1)	37,500	(1)(6)	15.8933	07/01/12
	6,375	(1)	6,375	(1)(6)	15.8933	10/28/12
	543,750	(2)	56,250	(2)(6)	18.0800	02/26/13
	478,125	(2)	84,375	(2)(6)	19.9200	03/09/14
	240,000	(2)	60,000	(2)(6)	22.6600	03/14/15
	270,000	(2)(5)	67,500	(2)(6)	17.9533	11/11/15
	264,375	(2)(5)	88,125	(2)(6)	17.5000	03/09/16
	153,120	(2)	102,080	(2)(6)	25.4400	03/15/17
	168,300	(2)(5)	205,700	(2)(6)	18.9800	03/27/18
	162,000	(2)	378,000	(2)(6)	14.5400	03/26/19
	—		547,800	(2)(6)	18.3400	03/25/20
	—		397,000	(2)(6)	25.0200	03/24/21

(1)	Represents shares of Class A Special common stock.

(2)	Represents shares of Class A common stock.

(3)	Represents awards of RSUs with respect to shares of Class A common stock.

(4)	Represents awards of performance-based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow or free cash flow, the awards vest as indicated in footnote (7) to this table.

(5)	Mr. Cohen assigned to a grantor trust a portion of each of these options representing 17,325, 264,375 and 168,300 shares, respectively.

(6)	Vesting dates for each outstanding option award for the named executive officers are as follows:

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2012
01/01/2012	$15.8933	—	—	—	—	37,500
02/26/2012	18.0800	69,375	—	35,625	—	28,125
03/09/2012	19.9200	60,000	—	30,000	—	28,125
03/10/2012	17.5000	37,800	—	30,240	—	17,625
03/14/2012	22.6600	31,875	—	17,437	—	15,000
03/16/2012	25.4400	82,200	—	65,760	—	38,280
03/26/2012	18.3400	347,400	211,620	279,900	138,060	164,340
03/27/2012	14.5400	171,750	103,500	138,000	—	81,000
03/28/2012	18.9800	120,450	72,270	96,360	—	56,100
03/30/2012	25.9500	—	37,160	—	—	—
04/28/2012	15.8933	—	—	28,125	—	6,375
08/26/2012	18.0800	69,375	—	35,625	—	28,125
11/11/2012	17.9533	—	—	—	—	16,875
2013
03/09/2013	19.9200	60,000	—	30,000	—	28,125
03/10/2013	17.5000	37,800	—	30,240	—	17,625
03/14/2013	22.6600	31,875	—	17,438	—	15,000
03/16/2013	25.4400	27,400	—	21,920	—	12,760
03/25/2013	25.0200	251,700	153,300	202,800	129,300	119,100
03/26/2013	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2013	14.5400	171,750	103,500	138,000	—	81,000
03/28/2013	18.9800	120,450	72,270	96,360	—	56,100
03/30/2013	25.9500	—	12,387	—	—	—
09/09/2013	19.9200	60,000	—	30,000	—	28,125
11/11/2013	17.9533	—	—	—	—	16,875
2014
03/10/2014	17.5000	37,800	—	30,240	—	17,625
03/14/2014	22.6600	31,875	—	17,437	—	15,000
03/16/2014	25.4400	27,400	—	21,920	—	12,760
03/25/2014	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2014	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2014	14.5400	171,750	103,500	138,000	—	81,000
03/28/2014	18.9800	40,150	24,090	32,120	—	18,700
03/30/2014	25.9500	—	12,386	—	—	—
09/14/2014	22.6600	31,875	—	17,438	—	15,000
11/11/2014	17.9533	—	—	—	—	16,875
2015
03/10/2015	17.5000	37,800	—	30,240	—	17,625
03/16/2015	25.4400	27,400	—	21,920	—	12,760
03/25/2015	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2015	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2015	14.5400	57,250	34,500	46,000	—	27,000
03/28/2015	18.9800	40,150	24,090	32,120	—	18,700
03/30/2015	25.9500	—	12,387	—	—	—
05/11/2015	17.9533	—	—	—	—	16,875
09/10/2015	17.5000	37,800	—	30,240	—	17,625

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2016
03/16/2016	$25.4400	27,400	—	21,920	—	12,760
03/25/2016	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2016	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2016	14.5400	57,250	34,500	46,000	—	27,000
03/28/2016	18.9800	40,150	24,090	32,120	—	18,700
03/30/2016	25.9500	—	12,387	—	—	—
09/16/2016	25.4400	27,400	—	21,920	—	12,760
09/30/2016	25.9500	—	12,387	—	—	—
2017
03/25/2017	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2017	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2017	14.5400	57,250	34,500	46,000	—	27,000
03/28/2017	18.9800	40,150	24,090	32,120	—	18,700
09/28/2017	18.9800	40,150	24,090	32,120	—	18,700
2018
03/25/2018	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2018	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2018	14.5400	57,250	34,500	46,000	—	27,000
09/27/2018	14.5400	57,250	34,500	46,000	—	27,000
2019
03/25/2019	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390
09/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390
2020
03/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850
09/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850

(7)	Vesting dates for each outstanding RSU and performance-based RSU for the named executive officers are as follows:

Vesting Date	Award Type	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2012
03/16/2012	Performance RSU	104,100	—	83,280	—	48,500
03/26/2012	Performance RSU	47,205	28,755	38,025	—	22,335
03/26/2012	RSU	—	—	—	18,750	—
03/27/2012	Performance RSU	58,500	36,000	47,250	—	27,750
03/28/2012	Performance RSU	41,400	24,840	33,120	—	19,290
03/30/2012	Performance RSU	—	47,070	—	—	—
04/09/2012	RSU	—	—	—	72,100	—
04/25/2012	Performance RSU	233,500	21,345	28,215	17,970	22,575
05/08/2012	Performance RSU	—	—	—	54,025	—
2013
01/02/2013	Performance RSU	—	—	—	42,809	—
03/25/2013	Performance RSU	—	21,345	28,215	17,970	22,575
03/26/2013	Performance RSU	47,205	28,755	38,025	—	22,335
03/26/2013	RSU	—	—	—	18,750	—
03/27/2013	Performance RSU	58,500	36,000	47,250	—	27,750
03/28/2013	Performance RSU	110,400	66,240	88,320	—	51,440
04/08/2013	Performance RSU	—	—	—	54,025	—
04/09/2013	RSU	—	—	—	72,100	—
2014
03/25/2014	Performance RSU	—	21,345	28,215	17,970	22,575
03/26/2014	Performance RSU	47,205	28,755	38,025	—	22,335
03/26/2014	RSU	—	—	—	18,750	—
03/27/2014	Performance RSU	156,000	96,000	126,000	—	74,000
04/08/2014	Performance RSU	—	—	—	54,025	—
2015
03/25/2015	Performance RSU	—	21,345	28,215	17,970	22,575
03/26/2015	Performance RSU	125,880	76,680	101,400	—	59,560
03/26/2015	RSU	—	—	—	50,000	—
2016
03/25/2016	Performance RSU	—	56,920	75,240	47,920	60,200

Option Exercises and Stock Vested in 2011

The following table provides information, for each of our named executive officers, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of stock awards in the form of RSUs and the value realized before payment of any applicable withholding tax.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Brian L. Roberts	—		—	299,295		$7,391,886
Michael J. Angelakis	—		—	451,073		11,011,446
Stephen B. Burke	—		—	925,447	(1)	22,537,527	(1)
Neil Smit	—		—	90,850		2,302,501
David L. Cohen	827,250	(2)	$6,520,245	180,281		4,463,095

(1)	Mr. Burke deferred the January 18, 2011 vesting of 348,030 RSUs with respect to shares of Class A common stock and the July 4, 2011 vesting of 337,270 RSUs with respect to shares of Class A common stock until January 2, 2014. The value of the RSUs realized on vesting is based on the value of a share of Class A common stock on the respective vesting date, regardless of whether the vesting had been deferred. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table. The value realized on vesting is also reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of 2011 Fiscal Year-End” immediately below. See footnote (7) to the “Nonqualified Deferred Compensation in and as of 2011 Fiscal Year-End” table immediately below for additional information regarding these RSU deferrals.

(2)	Represents shares of Class A Special common stock.

Nonqualified Deferred Compensation in and as of 2011 Fiscal Year-End

The table below provides information on the nonqualified deferred compensation of our named executive officers in and as of the end of 2011.(1)

Name	Executive Contributions in Last FY(2)		Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE(5)
Brian L. Roberts	$—		$3,150,000	$5,872,874	$—		$54,847,283
Michael J. Angelakis	3,280,773		3,700,000	3,620,522	(17,822,529	)(6)	19,729,039
Stephen B. Burke	8,331,838	(7)	2,100,000	5,060,781	—		50,587,709
	16,606,081	(7)	—	(277,571)	(8,331,838	)(7)	7,996,672
Neil Smit	4,325,000		1,500,000	1,385,870	—		15,681,659
David L. Cohen	750,000		1,000,000	1,764,954	—		16,631,812

(1)	Amounts in this table have been deferred under our deferred compensation plans, except with respect to certain deferrals by Mr. Burke under our restricted stock plan, as more fully described in footnote (7) to this table. Eligible employees and directors may elect to participate in these plans.

Under our deferred compensation plans, employees may defer any cash compensation they receive, other than sales commissions or other similar payments, and nonemployee directors may defer any compensation they receive for services as a director, whether paid in stock or in cash. Amounts credited to each participant’s account will generally be deemed invested in an income fund, which is credited at the annual rate applicable at the time of the participant’s deferral (which is currently 12%) for so long as the individual is employed by, or is providing services to, us. Following such time, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee provides for a different rate. Nonemployee directors who have elected to defer the receipt of shares as described in the “Director Compensation for 2011” table on page 64 will have these amounts initially deemed invested in our stock fund. Compensation earned on or before December 31, 2004 was required to be deferred for a minimum of one year, with any redeferral required to be for a minimum of two years. Compensation earned on or after January 1, 2005 is required to be deferred for a minimum of two years, with any redeferral required to be for a minimum of five years. In either case, the maximum deferral of the commencement of distributions associated with any individual election is ten years.

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of RSUs, vest in the future. RSUs deferred may not be settled before January 2nd of the third calendar year beginning after their vesting date, nor after January 2nd of the eleventh calendar year beginning after their vesting date. Upon vesting, deferred RSUs are deemed invested in our stock fund. An employee who has elected to defer RSUs may also make a “diversification election” of up to 40% of the shares subject to such RSUs, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the deferred RSUs to be deemed invested in an income fund instead of our stock fund. The income fund is credited at the annual rate applicable under our deferred compensation plan, as described in the paragraph above.

(2)	These amounts (other than the amounts related to Mr. Burke’s deferral of RSUs) are reported as compensation in the “Summary Compensation Table for 2011” on page 48 under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2011” on page 48 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2011” on page 48 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	All amounts contributed by a named executive officer and by us in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure, except that with respect to amounts related to deferred RSUs, the grant date fair value of the RSUs has been reported in the year granted in the Summary Compensation Tables in our previously filed proxy statements.

(6)	This amount represents distributions made pursuant to deferral elections made under the deferred compensation plans.

(7)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, Mr. Burke deferred the January 18, 2011 vesting of 348,030 RSUs with respect to shares of Class A common stock and the July 4, 2011 vesting of 337,270 RSUs with respect to shares of Class A common stock until January 2, 2014. On July 18, 2011, pursuant to a diversification election, 348,030 of the deferred RSUs (the aggregate fair market value of which on such date was $8,331,838) were deemed invested in an income fund instead of our stock fund. The amounts shown in the first row of the “Executive Contributions in Last FY” column and the second row of the “Aggregate Withdrawals/Distributions” column each reflect the value of the 348,030 deferred RSUs ($8,331,838) that was deemed invested in the income fund, which was aggregated with Mr. Burke’s cash deferred compensation account on July 18, 2011. Mr. Burke did not withdraw any amounts nor receive any distributions related to his deferred RSUs in 2011.

The amount shown in the second row of the “Executive Contributions in Last FY” column ($16,606,081) reflects the aggregate value of the 685,300 RSUs that were deferred in 2011 as of their respective vesting dates. The amount shown in the second row of the “Aggregate Earnings in Last FY” column (($277,571)) reflects the value of the net aggregate loss in 2011 of such deferred RSUs.

Agreements with Our Named Executive Officers

The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On June 30, 2011 and December 15, 2011, we entered into amendments to Mr. Roberts’ employment agreement. The June 30, 2011 amendment extended the term of his employment agreement to June 30, 2012. The December 15, 2011 amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2012. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.    The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Notwithstanding the foregoing, Mr. Roberts has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.    Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.    The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts include $3,150,000 for 2011 and $3,307,500 for 2012.

Perquisites.    The agreement provides for Mr. Roberts to continue to receive those perquisites and fringe benefits in effect at the time of the agreement under our current plans and policies. Since 2006, our named executive officers have been required to pay us for any benefits that would otherwise be considered perquisites.

Employment Agreement with Mr. Angelakis

On November 22, 2011, we entered into a new employment agreement with Mr. Angelakis. The agreement changed Mr. Angelakis’ title from Executive Vice President and Chief Financial Officer to Vice Chairman and Chief Financial Officer and secures his employment with our company through June 30, 2016. The following describes Mr. Angelakis’ new employment agreement.

Base Salary.    The agreement provides for Mr. Angelakis’ base salary to remain at its current annual rate of $1,682,448 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Mr. Angelakis’ salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Notwithstanding the foregoing, Mr. Angelakis has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.    Mr. Angelakis is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Angelakis’ applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.    Under the agreement, Mr. Angelakis received two cash signing bonuses, each of $2,125,000, with one paid on December 2, 2011 and the other on January 13, 2012. Mr. Angelakis must reimburse us for 100% of the amount of each cash bonus if he terminates his employment without good reason or we terminate his employment with cause within twelve months of the payment date of such bonus. Also under the agreement, $2,125,000 was credited to his deferred compensation account on November 22, 2011.

Deferred Compensation.    The agreement entitles Mr. Angelakis to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $3,700,000 for 2012; $1,653,700 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016. Under Mr. Angelakis’ prior agreement, the amount included $1,575,000 for 2011.

Employment Agreement with Mr. Burke

We entered into an employment agreement with Mr. Burke on December 16, 2009, which secures his employment with our company through December 31, 2014. The following describes Mr. Burke’s employment agreement.

Base Salary.    Mr. Burke’s employment agreement provides for an annual base salary of $2,243,264 from the inception of the agreement through February 28, 2010. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Notwithstanding the foregoing, Mr. Burke has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.    Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.    Under the agreement, Mr. Burke received two cash bonuses, each of $3,000,000, and two restricted stock unit grants, each having a value of approximately $6,000,000. The restricted stock unit grants vested on the 13-month anniversary of their respective date of grant, upon satisfaction of their service condition and the performance condition of a year-over-year increase in our free cash flow.

Deferred Compensation.    The agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $2,100,000 for 2011; $2,205,000 for 2012; $2,315,250 for 2013; and $2,431,012 for 2014.

Employment Agreement with Mr. Smit

On November 21, 2011, we entered into a new employment agreement with Mr. Smit. The agreement secures his employment with our company through December 31, 2016. The following describes Mr. Smit’s new employment agreement.

Base Salary.    Mr. Smit’s employment agreement provides for an annual base salary of $1,500,000 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level. Mr. Smit’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level.

Annual Bonus.    Mr. Smit is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Smit’s applicable target bonus percentage will not be less than 200% for 2011 and 300% for 2012 and subsequent years during the term of the agreement if all performance targets are achieved.

Other Compensation.    Under the agreement, Mr. Smit is entitled to receive two cash signing bonuses, each of $1,000,000, and two restricted stock unit grants, each having a value of approximately $1,000,000. Vesting under each restricted stock unit grant will occur on the 13-month anniversary of the date of grant, subject generally to continued employment and a performance condition of a year-over-year increase in our free cash flow. One cash bonus and restricted stock unit grant was made following the effective date of the agreement and the other cash bonus and restricted stock unit grant will be made as soon as practicable after October 1, 2012. Mr. Smit must reimburse us for 100% of the amount of each cash bonus if he terminates his employment without good reason or we terminate his employment with cause within twelve months of the payment date of such bonus.

Deferred Compensation.    The agreement entitles Mr. Smit to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,500,000 for 2011; $1,575,000 for 2012; $1,653,750 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Cohen

On December 31, 2010, we entered into an amendment to Mr. Cohen’s employment agreement. The amendment extended the term of his employment agreement to December 31, 2011 and specified the amount of our contribution to our deferred compensation plans on Mr. Cohen’s behalf for 2011. On February 22, 2011, we entered into a new employment agreement with Mr. Cohen. The agreement secures Mr. Cohen’s employment with our company through December 31, 2015. The following describes Mr. Cohen’s new employment agreement.

Base Salary.    The agreement provides for Mr. Cohen’s annual base salary to remain at $1,337,994 from the inception of the agreement through February 28, 2012. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Mr. Cohen’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Notwithstanding the foregoing and the terms otherwise set forth in Mr. Cohen’s prior employment agreement, Mr. Cohen has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.    Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 200% if all performance targets are achieved.

Other Compensation.    Under the agreement, Mr. Cohen received two cash bonuses, each of $1,500,000, and two restricted stock unit grants, each having a value of approximately $1,000,000. One cash bonus and restricted stock unit grant were made on March 11, 2011, and the other cash bonus and restricted stock unit grant were made on January 13, 2012. The restricted stock unit grants immediately vested upon their respective grant dates.

Deferred Compensation.    The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,050,000 for 2012; $1,102,500 for 2013; $1,157,625 for 2014; and $1,215,506 for 2015. Under Mr. Cohen’s prior agreement, the amount included $1,000,000 for 2011.

Noncompetition and Confidentiality

Each of our named executive officers is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our named executive officers has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our named executive officers is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

Potential Payments upon Termination or Change in Control

The table below describes the payments and benefits to which each of our named executive officers would have been entitled (i) had his employment terminated on December 31, 2011 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each named executive officer, our named executive officers also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2011 Fiscal Year-End” table on page 55. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration and Exercisability of Unvested Stock Options(1)	Acceleration of Unvested RSUs(1)	Deferred Compensation Contributions	Health Benefit Continuation	Total
Brian L. Roberts
Without Cause/With Good Reason(2)	$ 5,601,522	$ 8,402,283	$ 8,402,283	$ —	$ —	$3,307,500	$ 24,710	$ 25,738,298
Death(3)	—	—	8,402,283	18,428,147	24,418,810	—	333,585	51,582,825
Disability(4)	14,003,805	42,011,415	8,402,283	18,428,147	24,418,810	3,307,500	—	110,571,960
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Michael J. Angelakis
Without Cause/With Good Reason(7)	3,364,896	5,047,344	5,047,344	2,427,332	3,746,417	—	24,710	19,658,043
Death(8)	420,612	—	5,047,344	9,470,511	14,496,175	—	—	29,434,642
Disability(8)	420,612	—	5,047,344	9,470,511	14,496,175	—	—	29,434,642
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Stephen B. Burke
Without Cause/With Good Reason(7)	4,486,528	6,729,792	6,729,792	4,160,868	5,450,692	—	24,710	27,582,382
Death(8)	560,816	—	6,729,792	14,556,947	19,650,729	—	—	41,498,284
Disability(8)	560,816	—	6,729,792	14,556,947	19,650,729	—	—	41,498,284
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Neil Smit
Without Cause/With Good Reason(7)	3,000,000	4,500,000	3,000,000	741,382	3,861,055	—	24,710	15,127,147
Death(8)	375,000	—	3,000,000	2,471,274	13,636,428	—	—	19,482,702
Disability(8)	375,000	—	3,000,000	2,471,274	13,636,428	—	—	19,482,702
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
David L. Cohen
Without Cause/With Good Reason(7)	2,675,988	2,675,988	2,675,988	2,872,632	3,330,070	—	24,710	14,255,376
Death(8)	334,499	—	2,675,988	9,352,586	12,466,599	—	—	24,829,672
Disability(8)	334,499	—	2,675,988	9,352,586	12,466,599	—	—	24,829,672
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock and Class A Special common stock as of December 31, 2011, minus, in the case of stock options, the exercise price; there is no value associated with stock options that were not in-the-money as of December 31, 2011. On December 31, 2011, the closing market price of our Class A common stock was $23.71 and the closing market price of our Class A Special common stock was $23.56.

(2)	If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He is also entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and another cash bonus (assuming full achievement of target performance and based on his highest participation levels during the term, which is 300%) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for five years, his annual cash bonus for the year in which termination occurred, prorated to reflect the number of days he was employed during the year of his disability, and an annual cash bonus (assuming full achievement of target performance) on an annual basis for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement for so long as he is living.

(5)	None of our named executive officers would have been entitled to any retirement-related compensation had they retired on December 31, 2011, as none is 62 years of age. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our named executive officers, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted after March 2005 through July 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of RSUs granted after July 2010 for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)

Under Mr. Roberts’ employment agreement, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and RSUs, we will provide notice of this decision at least ten business days before the anticipated closing date of the event. If so determined, all options will become immediately exercisable in full and all RSUs will immediately become fully vested. Until the day before the date of the transaction, Mr. Roberts will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Mr. Roberts, it would also determine that it would be appropriate to accelerate the options and/or RSUs of our other named executive officers. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2011, our named executive officers would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each of Messrs. Angelakis, Smit and Cohen is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive is also entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written Company policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If any of such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2011.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders(1)
Class A common stock(2)	175,241,841	$19.71	130,326,872
Class A Special common stock	11,796,963	$21.92	—
Equity compensation plans not approved by security holders	—		—

Total(2)	187,038,804		130,326,872

(1)	Includes the following plans: our 2003 Stock Option Plan, our 2002 Stock Option Plan, our 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), the Comcast Corporation 2002 Employee Stock Purchase Plan, the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and our 2002 Deferred Stock Option Plan. Also includes our 2002 Deferred Compensation Plan and 2005 Deferred Compensation Plan (under which shares of Class A and Class A Special common stock have been credited to participants’ accounts). The weighted-average exercise price in column (b) takes into account only stock options under our 2002 and 2003 Stock Option Plans. The number of shares available for issuance in column (c) includes the following number of shares of Class A common stock: 87,185,430 shares available for issuance under our 2003 Stock Option Plan; 37,444,861 shares available for issuance under our 2002 Restricted Stock Plan; 653,167 shares that were issued in connection with the fourth quarter 2011 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan; 2,622,383 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan; 175,575 shares that were issued in connection with the fourth quarter 2011 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan; and 2,245,456 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan.

(2)	Includes stock options assumed in connection with our AT&T Broadband acquisition in November 2002, which were granted under the AT&T Broadband Corp. Adjustment Plan. As of December 31, 2011, these assumed stock options were outstanding with respect to 1,685,015 shares of Class A common stock and had a weighted average exercise price of $18.33 per share.

DIRECTOR COMPENSATION FOR 2011

The following table sets forth specified information regarding the 2011 compensation of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts and Ralph J. Roberts, do not receive any compensation for their services as directors. For a description of our nonemployee director compensation program, see “Proposal 1: Election of Directors — Director Compensation — Board and Committee Fees and Equity Awards” above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	Total
S. Decker Anstrom(5)	$90,000	$—	—	$82,144	$172,144
Kenneth J. Bacon	110,000	145,000	—	82,925	337,925
Sheldon M. Bonovitz	94,500	145,000	—	383,962	623,462
Edward D. Breen(5)	111,250	—	—	28,690	139,940
Joseph J. Collins	157,500	145,000	—	73,759	376,259
J. Michael Cook	134,500	145,000	—	113,949	393,449
Gerald L. Hassell	124,500	145,000	—	20,237	289,737
Jeffrey A. Honickman	142,500	145,000	—	56,087	343,587
Eduardo G. Mestre(5)	73,875	238,775	—	738	313,388
Johnathan A. Rodgers(5)	52,500	181,260	—	97	233,857
Dr. Judith Rodin	142,500	145,000	—	112,615	400,115
Michael I. Sovern(6)	55,000	—	—	121,246	176,246

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2011, regardless of whether such fees were deferred as described below. Messrs. Anstrom, Breen, Collins, Hassell, Honickman, Mestre and Rodgers elected to receive 50% of their annual retainer in the form of equity. In 2011, each earned (and deferred) the following share units with respect to Class A common stock: Messrs. Breen, Collins, Hassell and Honickman, 1,493 shares; Mr. Mestre, 1,196 shares; Mr. Anstrom, 1,071 shares; and Mr. Rodgers, 900 shares.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2011, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant. All nonemployee director annual equity awards were deferred.

As of December 31, 2011, each of our nonemployee directors had the following outstanding stock awards in the form of share units with respect to shares of Class A common stock, all of which were deferred: Mr. Anstrom, 39,293 as a result of annual equity awards and 13,290 as a result of annual retainers; Mr. Bacon, 45,984 as a result of annual equity awards; Mr. Bonovitz, 10,004 as a result of annual equity awards; Mr. Breen, 24,178 as a result of annual equity awards and 8,495 as a result of annual retainers; Mr. Collins, 45,993 as a result of annual equity awards and 10,196 as a result of annual retainers; Mr. Cook, 45,988 as a result of annual equity awards and 5,662 as a result of annual retainers; Mr. Hassell, 34,512 as a result of annual equity awards and 6,033 as a result of annual retainers; Mr. Honickman, 46,096 as a result of annual equity awards and 9,232 as a result of annual retainers; Mr. Mestre, 10,313 as a result of annual equity awards and 771 as a result of annual retainers; Mr. Rodgers, 8,363 as a result of annual equity awards and 475 as a result of annual retainers; Dr. Rodin, 45,985 as a result of annual equity awards and 7,337 as a result of annual retainers; and Mr. Sovern, 39,293 as a result of annual equity awards. The number of share units held by each nonemployee director as indicated in this paragraph includes share units held by such nonemployee director arising from the accrual of dividend equivalents on deferred share units.

(3)	None of our nonemployee directors was granted stock option awards in 2011. As of December 31, 2011, only the following nonemployee directors during 2011 had outstanding option awards with respect to the following shares of Class A common stock: Mr. Bacon, 33,750 shares; Mr. Bonovitz, 33,750 shares; Mr. Collins, 14,062 shares; Mr. Cook, 40,944 shares; Dr. Rodin, 33,750 shares; and Mr. Sovern, 40,944 shares.

(4)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

(5)	Messrs. Anstrom and Breen resigned from the Board effective September 20, 2011 and November 11, 2011, respectively. Our shareholders elected Mr. Mestre to the Board on May 11, 2011 at our 2011 annual meeting of shareholders, and Mr. Rodgers was appointed to our Board on September 22, 2011.

(6)	Mr. Sovern did not stand for election as a director at our 2011 annual meeting of shareholders and was appointed by our Board as a director emeritus on May 11, 2011 for a period of one-year. Amounts in the “Fees Earned or Paid in Cash” column to this table do not include compensation earned as a director emeritus. See “Proposal 1: Election of Directors — Director Compensation — Board and Committee Fees and Equity Awards” above for additional information on our director emeritus compensation program.

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

Ralph J. Roberts, one of our directors, is our Founder, Chairman Emeritus of the Board and an employee. He also is the father of Brian L. Roberts, our President, Chief Executive Officer and Chairman. From January 1, 2011 through December 31, 2011, although Mr. Ralph J. Roberts only received $1 as a salary and did not receive any bonus from us, he received a total of approximately $29,867,000 in compensation (which primarily includes the reimbursement of premiums on split-dollar life insurance policies, the aggregate amount of payments to cover certain tax liabilities and the dollar value of interest earned on compensation previously deferred under our deferred compensation plans, calculated in the same manner as set forth in footnote 6 to the “Summary Compensation Table for 2011” beginning on page 48). He participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement.

Johnathan A. Rodgers was the President and Chief Executive Officer of TV One until his retirement in July 2011. He became one of our directors in September 2011. In 2011, we paid TV One approximately $17 million in programming carriage fees, and TV One paid us approximately $1.7 million for transmission and origination services.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2013 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 21, 2012 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2013 annual meeting is more than 30 days from May 31, 2013, we may publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2013 and not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2013 annual meeting of shareholders for a date between May 1, 2013 and June 30, 2013, we must receive notice of the proposal on or after March 2, 2013 and on or before April 1, 2013. If we call the 2013 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by April 1, 2013 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2013 annual meeting of shareholders, if such meeting is not called for a date between May 1, 2013 and June 30, 2013), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Proposal 1: Election of Directors — About our Board and its Committees — Governance and Directors Nominating Committee.”

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $28,500 plus reasonable out-of-pocket costs and expenses. The agreement with D. F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Wells Fargo Bank, National Association, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting Wells Fargo.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice of Internet Availability of Proxy Materials or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Wells Fargo, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice of Internet Availability of Proxy Materials for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Wells Fargo otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Wells Fargo at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to turn off the householding instructions for you. You will then be sent your Notice of Internet Availability of Proxy Materials in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow local traffic signs for Vine Street/PA Convention Center. Continue West on Vine Street for approximately six blocks and make a left turn onto 12th Street. The main entrance is located two blocks ahead at the corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance to the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 East to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. You will be on Vine Street. Follow local signs for Vine Street/PA

Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrance is located two blocks ahead at the corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance to the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West to the first exit (Broad Street). This exit brings you to 15th Street. Get into left lane and follow the sign for Rte. 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrance is located two blocks ahead at the corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance to the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

Public Transportation

The SEPTA (Southeastern Pennsylvania Transportation Authority) regional rail lines connect directly to the Convention Center, which is connected to the Market-East/Pennsylvania Convention Center Station. Elevators are available. Please follow signs to the Pennsylvania Convention Center. Once inside the Convention Center, there will be signs directing shareholders to the meeting location.

Parking Information

Several parking garages are available within blocks of the Convention Center and are indicated on the map above. The main entrance is located at the corner of 12th and Arch Streets. Shareholders should enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance to the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

Appendix A

COMCAST CORPORATION

2002 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated, Effective February 21, 2012)

1.	Purpose.

COMCAST CORPORATION, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2002 Employee Stock Purchase Plan (the “Plan”), effective February 21, 2012, except as specifically provided otherwise in the Plan. The Plan is intended to encourage and facilitate the purchase of shares of common stock of Comcast Corporation by Eligible Employees of the Company and any Participating Companies, thereby providing such Eligible Employees with a personal stake in the Company and a long-range inducement to remain in the employ of the Company and Participating Companies. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code.

2.	Definitions.

(a) “Account” means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Board” means the Board of Directors of the Company.

(d) “Brokerage Account” means the brokerage account established under the Plan by the Company for each Participant, to which Shares purchased under the Plan shall be credited.

(e) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(i) “Compensation” means an Eligible Employee’s wages as reported on Form W-2 (i.e., wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) from a Participating Company, reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions and elective contributions that are not includible in gross income under sections 125 or 402(a)(8) of the Code.

(j) “Election Form” means the written or electronic form acceptable to the Committee which an Eligible Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.

(k) “Eligible Employee” means an Employee who is not an Ineligible Employee.

(l) “Eligible Employer” means the Company and any subsidiary of the Company, within the meaning of section 424(f) of the Code.

(m) “Employee” means a person who is an employee of a Participating Company.

(n) “Fair Market Value” means the closing price per Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board or the Committee, which determination shall be conclusive.

(o) “Five Percent Owner” means an Employee who, with respect to a Participating Company, is described in section 423(b)(3) of the Code.

(p) “Ineligible Employee” means an Employee who, as of an Offering Commencement Date:

(1)	is a Five Percent Owner;

(2)	has been continuously employed by a Participating Company on a full-time basis for less than 90 days;

(3)	has been continuously employed by a Participating Company on a part-time basis for less than one year; or

(4)	is restricted from participating under Paragraph 3(b).

For purposes of this Paragraph 2(p), an Employee is employed on a part-time basis if the Employee customarily works less than 20 hours per week. For purposes of this Paragraph 2(p), an Employee is employed on a full-time basis if the Employee customarily works 20 or more hours per week.

(q) “Offering” means an offering of Shares by the Company to Eligible Employees pursuant to the Plan.

(r) “Offering Commencement Date” means the first day of each January 1, April 1, July 1 and October 1 beginning on or after Offerings are authorized by the Board or the Committee, until the Plan Termination Date, provided that the first Offering Commencement Date shall be on the Effective Date.

(s) “Offering Period” means the period extending from an Offering Commencement Date through the following Offering Termination Date.

(t) “Offering Termination Date” means the last day of each March, June, September and December following an Offering Commencement Date, or such other Offering Termination Date established in connection with a Terminating Event.

(u) “Participant” means an Eligible Employee who has timely delivered an Election Form to the Committee in accordance with procedures established by the Committee.

(v) “Participating Company” means the Eligible Employers, if any, that are designated by the Board or the Committee from time to time. Notwithstanding the foregoing, the Board or the Committee may delegate its authority to designate an Eligible Employer as a Participating Company under this Paragraph 2(v) to an officer of the Company or committee of two or more officers of the Company.

(w) “Payroll Deductions” means amounts withheld from a Participant’s Compensation pursuant to the Plan, as described in Paragraph 5.

(x) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(y) “Plan” means the Comcast Corporation 2002 Employee Stock Purchase Plan, as set forth in this document, and as may be amended from time to time.

(z) “Plan Termination Date” means the earlier of:

(1)	the Offering Termination Date for the Offering in which the maximum number of Shares specified in Paragraph 9 have been issued pursuant to the Plan; or

(2)	the date as of which the Board or the Committee chooses to terminate the Plan as provided in Paragraph 14.

(aa) “Purchase Price” means 85 percent of the lesser of: (1) the Fair Market Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the trading day immediately preceding the Offering Termination Date.

(bb) “Shares” means shares of Comcast Corporation Class A Common Stock, par value $0.01.

(cc) “Successor-in-Interest” means the Participant’s executor or administrator, or such other person or entity to which the Participant’s rights under the Plan shall have passed by will or the laws of descent and distribution.

(dd) “Terminating Event” means any of the following events:

(1)	the liquidation of the Company; or

(2)	a Change of Control.

(ee) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

(ff) “Termination Form” means the written or electronic form acceptable to the Committee which an Employee shall use to discontinue participation during an Offering Period pursuant to Paragraph 7(b).

3.	Eligibility and Participation.

(a) Eligibility.    Except to the extent participation is restricted under Paragraph 3(b), each Eligible Employee shall be eligible to participate in the Plan.

(b) Restrictions on Participation.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Shares in an Offering to the extent that:

(1)	immediately after the purchase of Shares, such Employee would be a Five Percent Owner; or

(2)	a purchase of Shares would permit such Employee’s rights to purchase stock under all employee stock purchase plans of the Participating Companies which meet the requirements of section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to section 423(b)(8) of the Code) for each calendar year in which such right to purchase Shares is outstanding.

(c) Commencement of Participation.    An Eligible Employee shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on first payroll period ending after the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to Paragraph 7(b).

4.	Shares Per Offering.

The Plan shall be implemented by a series of Offerings that shall commence after Offerings have been authorized by the Board or the Committee, and terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation accumulated during each Offering Period for the period commencing with the first day of the first Offering Period (when such Offering Period is authorized by the Board or the Committee) and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Paragraph 8(a), for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings, provided that the maximum number of Shares subject to purchase by any Participant for any Offering Period shall not exceed 1,500. If the total number of Shares subject to purchase under the Plan on any Offering Termination Date exceeds the maximum number of Shares available, the Board or the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.

5.	Payroll Deductions.

(a) Amount of Payroll Deductions.    On the Election Form, an Eligible Employee may elect to have Payroll Deductions of not more than 15 percent of Compensation earned for each payroll period ending within the Offering Period, subject to the limitation that the maximum amount of Payroll Deductions for any Eligible Employee for any calendar year shall not exceed $12,500. The rules established by the Committee regarding Payroll Deductions, as reflected on the Election Form, shall be consistent with section 423(b)(5) of the Code.

(b) Participants’ Accounts.    All Payroll Deductions with respect to a Participant pursuant to Paragraph 5(a) shall be credited to the Participant’s Account under the Plan.

(c) Changes in Payroll Deductions.    A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. No other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice (or notice in another form pursuant to procedures established by the Committee) of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.

6.	Purchase of Shares.

(a) In General.    On each Offering Termination Date, each Participant shall be deemed to have purchased a number of whole Shares equal to the quotient obtained by dividing the balance credited to the Participant’s Account as of the Offering Termination Date, by the Purchase Price, rounded to the next lowest whole Share. Shares deemed purchased by a Participant under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

(b) Terminating Events.    The Company shall give Participants at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The 20th day following the issuance of such notice by the Company (or such earlier date as the Board or the Committee may reasonably determine) shall constitute the Offering Termination Date for any outstanding Offering.

(c) Fractional Shares and Minimum Number of Shares.    Fractional Shares shall not be issued under the Plan. Amounts credited to an Account remaining after the application of such Account to the purchase of Shares under the Plan shall be credited to the Participant’s Account for the next succeeding Offering, or, at the Participant’s election, returned to the Participant as soon as practicable following the Offering Termination Date, without interest.

(d) Transferability of Rights to Purchase Shares.    No right to purchase Shares pursuant to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such right to purchase Shares pursuant to the Plan shall be exercisable during the Participant’s lifetime other than by the Participant.

7.	Termination of Participation.

(a) Account.    Except as provided in Paragraph 7(c), no amounts shall be distributed from Participants’ Accounts during an Offering Period.

(b) Suspension of Participation.    A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. All amounts credited to such Participant’s Account shall be applied to the purchase of Shares pursuant to Paragraph 6. A Participant who discontinues Payroll Deductions during an Offering Period shall not be eligible to participate in the Offering next following the date on which the Participant delivers the Termination Form to the Committee.

(c) Termination of Employment.    Upon termination of a Participant’s employment for any reason, all amounts credited to such Participant’s Account shall be returned to the Participant, or, following the Participant’s death, to the Participant’s Successor-in-Interest.

8.	Interest.

No interest shall be paid or allowed with respect to Payroll Deductions paid into the Plan or credited to any Participant’s Account.

9.	Shares.

(a) Maximum Number of Shares; Adjustments.    Subject to adjustment as provided in this Paragraph 9, not more than 26,500,000 Shares in the aggregate may be issued pursuant to the Plan pursuant to Offerings under the Plan, including Offerings commenced since the Plan first became effective as the Comcast Corporation 2001 Employee Stock Purchase Plan, provided that subject to the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in 2012, the number of Shares in the aggregate that may be issued under the Plan, pursuant to the grant of Awards, subject to adjustment in accordance with this Paragraph 9, shall be increased from 26,500,000 to 35,500,000. Shares delivered pursuant to the Plan may, at the Company’s option, be either treasury Shares or Shares originally issued for such purpose. In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company, the Board or the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, to the number and class of shares of stock subject to outstanding Offerings and to the Purchase Price. Any reference to the Purchase Price in the Plan and in any related documents shall be a reference to the Purchase Price as so adjusted. Any reference to the term “Shares” in the Plan and in any related documents shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 9. The Board’s or the Committee’s adjustment shall be effective and binding for all purposes of this Plan. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.

(b) Participant’s Interest in Shares.    A Participant shall have no interest in Shares offered under the Plan until Shares are credited to the Participant’s Brokerage Account.

(c) Crediting of Shares to Brokerage Account.    Shares purchased under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

(d) Restrictions on Purchase.    The Board or the Committee may, in its discretion, require as conditions to the purchase of any Shares under the Plan such conditions as it may deem necessary to assure that such purchase of Shares is in compliance with applicable securities laws.

(e) Restrictions on Sale of Shares.    The Board or the Committee may, in its discretion, require as conditions to the sale of any Shares credited to Participants’ Brokerage Accounts under the Plan (i) such conditions as it may deem necessary to assure that such sale of Shares is in compliance with applicable securities laws and (ii) a minimum holding period (not to exceed one year) following the purchase of Shares before Shares credited to Participants’ Brokerage Accounts may be sold or otherwise transferred, provided that such holding period, if any, shall not apply to Shares credited to the Brokerage Account of a Participant who has terminated employment on account of death or disability.

10.	Expenses.

The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her Payroll Deductions.

11.	Taxes.

The Participating Companies shall have the right to withhold from each Participant’s Compensation an amount equal to all federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them in connection with the purchase of Shares under the Plan and in connection with the sale of Shares acquired under the Plan. In connection with such withholding, the Participating Companies may make any such arrangements as they may deem necessary or appropriate to protect their interests.

12.	Plan and Contributions Not to Affect Employment.

The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.

13.	Administration.

The Plan shall be administered by the Committee. The Board and the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The Committee may delegate its administrative duties, subject to its review and supervision, to the appropriate officers and employees of the Company. The determinations of the Board and the Committee on the matters referred to in this Paragraph 13 shall be conclusive and binding.

14.	Amendment and Termination.

The Board or the Committee may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the

extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that no amendment to the Plan shall affect the right of any Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, and provided further that the Company may seek shareholder approval of an amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation.

15.	Effective Date.

The original effective date of the Plan was December 20, 2000. This amendment and restatement of the Plan is effective on February 21, 2012, except as otherwise specifically provided in the Plan.

16.	Government and Other Regulations.

(a) In General.    The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

(b) Securities Law.    The Committee shall have the power to make each Offering under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.

17.	Non-Alienation.

No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his right to purchase Shares under the Plan prior to time that Shares are credited to the Participant’s Brokerage Account. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

18.	Notices.

Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

If to the Company:

Comcast Corporation

One Comcast Center

1701 JFK Boulevard

Philadelphia, PA 19103

Fax: 215-286-7794

Attention: General Counsel

Or any other address provided pursuant to notice provided by the Committee.

If to the Participant:

At the address on file with the Participating Company from time to time, or to such other address as either party may hereafter designate in writing (or via such other means of communication permitted by the Committee) by notice similarly given by one party to the other.

19.	Successors.

The Plan shall be binding upon and inure to the benefit of any successors or assigns of the Company.

20.	Severability.

If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

21.	Acceptance.

The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

22.	Applicable Law.

This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by applicable Federal law.

Executed as of the 21st day of February, 2012.

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Arthur R. Block

Appendix B

COMCAST-NBCUNIVERSAL

2011 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

COMCAST CORPORATION, a Pennsylvania corporation, hereby amends and restates the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (the “Plan”), effective February 21, 2012. The Plan is intended to encourage and facilitate the purchase of shares of common stock of Comcast Corporation by Eligible Employees of the Joint Venture and any Participating Companies, thereby providing such Eligible Employees with a personal stake in the Company and a long-range inducement to remain in the employ of the Joint Venture and Participating Companies. It is the intention of the Company that the Plan not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code.

2.	Definitions.

(a) “Account” means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Board” means the Board of Directors of the Company.

(d) “Brokerage Account” means the brokerage account established under the Plan by the Company for each Participant, to which Shares purchased under the Plan shall be credited.

(e) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or its delegate.

(h) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(i) “Compensation” means an Eligible Employee’s wages as reported on Form W-2 (i.e., wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) from a Participating Company, reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions and elective contributions that are not includible in gross income under sections 125 or 402(a)(8) of the Code.

(j) “Effective Date” means the effective date referenced in Paragraph 15.

(k) “Election Form” means the written or electronic form acceptable to the Committee which an Eligible Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.

(l) “Eligible Employee” means an Employee who is not an Ineligible Employee.

(m) “Eligible Employer” means the Joint Venture and any Subsidiary of the Joint Venture other than:

(1)	a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America, other than a Subsidiary referenced pursuant to Section 2(p)(3); or

(2)	except as otherwise provided by the Committee, a Subsidiary that is a “Participating Company” as defined in the Comcast Corporation 2002 Employee Stock Purchase Plan.

(n) “Employee” means any Employee who is employed by a Participating Company and designated on the books and records of such Participating Company as an employee, provided that the term “Employee” shall not include:

(1)	an individual covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder;

(2)	except as otherwise provided by Paragraph 2(p)(3), an individual who is not on a United States employee payroll of a Participating Company or an individual with respect to whom the Participating Company does not report such individual’s compensation as wages on Form W-2;

(3)	an individual who has entered into an agreement with a Participating Company which excludes such individual from participation in employee benefit plans of a Participating Company (whether or not such individual is treated or classified as an employee for certain specified purposes that do not include eligibility to participate in the Plan); and

(4)	an individual who is not classified by the Participating Company as an employee, even if such individual is retroactively re-characterized as an employee by a third party or a Participating Company.

(o) “Fair Market Value” means the closing price per Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board or the Committee, which determination shall be conclusive.

(p) “Ineligible Employee” means an Employee who, as of an Offering Commencement Date:

(1)	has been continuously employed by a Participating Company on a full-time basis for less than 90 days;

(2)	has been continuously employed by a Participating Company on a part-time basis for less than one year;

(3)	except as otherwise provided by the Committee, an employee who is (i) employed by a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America or (ii) whose principal work location is outside of the United States; or

(4)	is an individual whose employment is classified by the Participating Company to which such individual is employed as an internship, or as “temporary” or “intermittent,” all in accordance with uniformly applied personnel policies; or

For purposes of this Paragraph 2(p), an Employee is employed on a part-time basis if the Employee customarily works less than 20 hours per week. For purposes of this Paragraph 2(p), an Employee is employed on a full-time basis if the Employee customarily works 20 or more hours per week

(q) “Joint Venture” means NBCUniversal, LLC, a Delaware limited liability company.

(r) “Offering” means an offering of Shares by the Company to Eligible Employees pursuant to the Plan.

(s) “Offering Commencement Date” means the first day of each January 1, April 1, July 1 and October 1 beginning on or after July 1, 2011 until the Plan Termination Date.

(t) “Offering Period” means the period extending from an Offering Commencement Date through the following Offering Termination Date.

(u) “Offering Termination Date” means the last day of each March, June, September and December following an Offering Commencement Date, or such other Offering Termination Date established in connection with a Terminating Event.

(v) “Participant” means an Eligible Employee who has timely delivered an Election Form to the Committee in accordance with procedures established by the Committee.

(w) “Participating Company” means all Eligible Employers except such Eligible Employers as may be designated for exclusion by the Board or the Committee from time to time. Notwithstanding the foregoing, the Board or the Committee may delegate its authority to exclude an Eligible Employer from being a Participating Company under this Paragraph 2(w) to an officer of the Company or committee of two or more officers of the Company.

(x) “Payroll Deductions” means amounts withheld from a Participant’s Compensation pursuant to the Plan, as described in Paragraph 5.

(y) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(z) “Plan” means the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, as set forth in this document, and as may be amended from time to time.

(aa) “Plan Termination Date” means the earliest of:

(1)	the Offering Termination Date for the Offering in which the maximum number of Shares specified in Paragraph 9 have been issued pursuant to the Plan; or

(2)	the date as of which the Board or the Committee chooses to terminate the Plan as provided in Paragraph 14.

(bb) “Purchase Price” means 85 percent of the lesser of: (1) the Fair Market Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the trading day immediately preceding the Offering Termination Date.

(cc) “Shares” means shares of Comcast Corporation Class A Common Stock, par value $0.01.

(dd) “Subsidiary” means any Affiliate of the Joint Venture that is controlled by the Joint Venture.

(ee) “Successor-in-Interest” means the Participant’s executor or administrator, or such other person or entity to which the Participant’s rights under the Plan shall have passed by will or the laws of descent and distribution.

(ff) “Terminating Event” means any of the following events:

(1)	the liquidation of the Company; or

(2)	a Change of Control.

(gg) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

(hh) “Termination Form” means the written or electronic form acceptable to the Committee which an Employee shall use to discontinue participation during an Offering Period pursuant to Paragraph 7(b).

3.	Eligibility and Participation.

(a) Eligibility.    Each Eligible Employee shall be eligible to participate in the Plan.

(b) Commencement of Participation.    An Eligible Employee shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on the first payroll period ending after the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to Paragraph 7(b).

4.	Shares Per Offering.

The Plan shall be implemented by a series of Offerings that shall commence after Offerings have been authorized by the Board or the Committee, and terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation accumulated during each Offering Period for the period commencing with the first day of the first Offering Period (when such Offering Period is authorized by the Board or the Committee) and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Paragraph 9(a), for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings, provided that the maximum number of Shares subject to purchase by any Participant for any Offering Period shall not exceed 1,500. If the total number of Shares subject to purchase under the Plan on any Offering Termination Date exceeds the maximum number of Shares available, the Board or the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.

5.	Payroll Deductions.

(a) Amount of Payroll Deductions.    On the Election Form, an Eligible Employee may elect to have Payroll Deductions of not more than 15 percent of Compensation earned for each payroll period ending within the Offering Period, subject to the limitation that the maximum amount of Payroll Deductions for any Eligible Employee for any calendar year (including, for this purpose, any payroll deductions for such calendar year pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan, if any)shall not exceed $12,500, or, with respect to Participants whose compensation is denominated in currency other than United States dollars, if any, the equivalent amount as denominated in such local currency, as determined by the Committee.

(b) Participants’ Accounts.    All Payroll Deductions with respect to a Participant pursuant to Paragraph 5(a) shall be credited to the Participant’s Account under the Plan.

(c) Changes in Payroll Deductions.    A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. No other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice (or notice in another form pursuant to procedures established by the Committee) of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.

6.	Purchase of Shares.

(a) In General.    On each Offering Termination Date, each Participant shall be deemed to have purchased a number of whole Shares equal to the quotient obtained by dividing the balance credited to the Participant’s Account as of the Offering Termination Date, by the Purchase Price, rounded to the next lowest whole Share. Shares deemed purchased by a Participant under the Plan (net of Shares withheld under Paragraph 11) shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

(b) Terminating Events.    The Company shall give Participants at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The 20th day following the issuance of such notice by the Company (or such earlier date as the Board or the Committee may reasonably determine) shall constitute the Offering Termination Date for any outstanding Offering.

(c) Fractional Shares and Minimum Number of Shares.    Fractional Shares shall not be issued under the Plan. Amounts credited to an Account remaining after the application of such Account to the purchase of Shares under the Plan shall, to the extent not applied to pay withholding taxes under Paragraph 11, be credited to the Participant’s Account for the next succeeding Offering, or, at the Participant’s election, returned to the Participant as soon as practicable following the Offering Termination Date, without interest.

(d) Transferability of Rights to Purchase Shares.    No right to purchase Shares pursuant to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such right to purchase Shares pursuant to the Plan shall be exercisable during the Participant’s lifetime other than by the Participant.

7.	Termination of Participation.

(a) Account.    Except as provided in Paragraph 7(c), no amounts shall be distributed from Participants’ Accounts during an Offering Period.

(b) Suspension of Participation.    A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering, provided that a Participant’s Payroll Deductions shall be discontinued to the extent required in connection with a Participant’s hardship withdrawal under the rules of the NBCUniversal Capital Accumulation Plan or any other plan, program or arrangement pursuant to which discontinuance of contributions to the Plan may be required in connection with a Participant’s hardship withdrawal. All amounts credited to such Participant’s Account shall be applied to the purchase of Shares pursuant to Paragraph 6. A Participant who discontinues Payroll Deductions during an Offering Period, including a discontinuation of Payroll Deductions resulting from a hardship withdrawal, shall not be eligible to participate in the Offering next following the date on which the Participant delivers the Termination Form to the Committee.

(c) Termination of Employment. Upon termination of a Participant’s employment for any reason, all amounts credited to such Participant’s Account shall be returned to the Participant, or, following the Participant’s death, to the Participant’s Successor-in-Interest.

8.	Interest.

No interest shall be paid or allowed with respect to Payroll Deductions paid into the Plan or credited to any Participant’s Account.

9.	Shares.

(a) Maximum Number of Shares; Adjustments. Subject to adjustment as provided in this Paragraph 9, not more than 2,600,000 Shares in the aggregate may be issued pursuant to the Plan pursuant to Offerings under the Plan, provided that subject to the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in 2012, the number of Shares in the aggregate that may be issued under the Plan, pursuant to the grant of Awards, subject to adjustment in accordance with this Paragraph 9, shall be increased from 2,600,000 to 4,600,000. Shares delivered pursuant to the Plan may, at the Company’s option, be either treasury Shares or Shares originally issued for such purpose. In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company, the Board or the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, to the number and class of shares of stock subject to outstanding Offerings and to the Purchase Price. Any reference to the Purchase Price in the Plan and in any related documents shall be a reference to the Purchase Price as so adjusted. Any reference to the term “Shares” in the Plan and in any related documents shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 9. The Board’s or the Committee’s adjustment shall be effective and binding for all purposes of this Plan. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.

(b) Participant’s Interest in Shares. A Participant shall have no interest in Shares offered under the Plan until Shares are credited to the Participant’s Brokerage Account.

(c) Crediting of Shares to Brokerage Account. Shares purchased under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

(d) Restrictions on Purchase. The Board or the Committee may, in its discretion, require as conditions to the purchase of any Shares under the Plan such conditions as it may deem necessary to assure that such purchase of Shares is in compliance with applicable securities laws.

(e) Restrictions on Sale of Shares. The Board or the Committee may, in its discretion, require as conditions to the sale of any Shares credited to Participants’ Brokerage Accounts under the Plan (i) such conditions as it may deem necessary to assure that such sale of Shares is in compliance with applicable securities laws and (ii) a minimum holding period (not to exceed one year) following the purchase of Shares before Shares credited to Participants’ Brokerage Accounts may be sold or otherwise transferred, provided that such holding period, if any, shall not apply to Shares applied to pay withholding taxes pursuant to Paragraph 11 or to Shares credited to the Brokerage Account of a Participant who has terminated employment on account of death or disability.

10.	Expenses.

The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her Payroll Deductions.

11.	Taxes.

The Participating Companies shall have the right to withhold from each Participant’s Compensation an amount equal to all federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them in connection with the purchase of Shares under the Plan and in connection with the sale of Shares acquired under the Plan. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.

Any tax liabilities incurred in connection with a Participant’s participation in the Plan may, to the extent such liabilities cannot be satisfied in full by withholding cash payable in connection with a taxable event, be satisfied by withholding a portion of the Shares otherwise creditable under the Plan having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld under applicable law.

12.	Plan and Contributions Not to Affect Employment.

The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.

13.	Administration.

The Plan shall be administered by the Committee. The Board and the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The Committee may delegate its administrative duties, subject to its review and supervision, to the appropriate officers and employees of the Company. The determinations of the Board and the Committee on the matters referred to in this Paragraph 13 shall be conclusive and binding.

14.	Amendment and Termination.

The Board or the Committee may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that no amendment to the Plan shall affect the right of any Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, provided further that the Company may seek shareholder approval of the Plan or any amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation, and provided further that the Board or the Committee may condition the effectiveness of any Election Form on such shareholder approval.

15.	Effective Date.

The first Offering Period under the Plan commenced on July 1, 2011. The Plan as amended and restated shall be effective as of February 21, 2012, except as otherwise specifically provided in the Plan.

16.	Government and Other Regulations.

(a) In General. The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

(b) Securities Law. The Committee shall have the power to make each Offering under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the

Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.

17.	Non-Alienation.

No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his right to purchase Shares under the Plan prior to time that Shares are credited to the Participant’s Brokerage Account. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

18.	Notices.

Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

If to the Company:

Comcast Corporation

One Comcast Center

1701 JFK Boulevard

Philadelphia, PA 19103

Fax: 215-286-7794

Attention: General Counsel

Or any other address provided pursuant to notice provided by the Committee.

If to the Participant:

At the address on file with the Participating Company from time to time, or to such other address as either party may hereafter designate in writing (or via such other means of communication permitted by the Committee) by notice similarly given by one party to the other.

19.	Successors.

The Plan shall be binding upon and inure to the benefit of any successors or assigns of the Company.

20.	Severability.

If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

21. Acceptance.

The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

22.	Applicable Law.

This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by applicable Federal law.

Executed as of the 21st day of February, 2012.

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Arthur R. Block

Appendix C

Reconciliations of Non-GAAP Financial Measures

Reconciliation of Consolidated Operating Cash Flow (in millions)	Twelve Months Ended December 31,
	2010	2011
Operating income	$7,980	$10,721
Depreciation expense	5,539	6,040
Amortization expense	1,077	1,596

Consolidated Operating Cash Flow	$14,596	$18,357

Reconciliation of Consolidated Free Cash Flow (in millions)	Twelve Months Ended December 31,
	2010	2011
Net Cash Provided by Operating Activities	$11,179	$14,345
Capital expenditures	(4,961)	(5,307)
Cash paid for capitalized software and other intangible assets	(536)	(954)
Distributions to other noncontrolling interests	—	(325)
Nonoperating items	7	(57)
Economic stimulus packages	(301)	(693)

Consolidated Free Cash Flow	$5,388	$7,009

C-1

CO-PS-2012-R

ONE COMCAST CENTER PHILADELPHIA, PA 19103

Admission Ticket

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30, 2012. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30, 2012. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding the election of electronic delivery, please see the “General Information — Notice of Electronic Availability of Proxy Materials” section of our proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.	M42421-P18606	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMCAST CORPORATION			For All ☐	Withhold All ☐	For All Except ☐		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Company Proposals—The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1:
1.	Election of Directors
	01 - Kenneth J. Bacon	07 - Eduardo G. Mestre
	02 - Sheldon M. Bonovitz	08 - Brian L. Roberts
	03 - Joseph J. Collins	09 - Ralph J. Roberts
	04 - J. Michael Cook	10 - Johnathan A. Rodgers
	05 - Gerald L. Hassell	11 - Dr. Judith Rodin
06 - Jeffrey A. Honickman
						B	Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 5-8 if properly presented at the annual meeting:
The Board of Directors recommends a vote “FOR” proposals 2-4:			For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of our independent auditors		☐	☐	☐	5.	To provide for cumulative voting in the election of directors	☐	☐	☐

3.	Approval of the Comcast Corporation 2002 Employee Stock Purchase Plan		☐	☐	☐	6.	To require that the Chairman of the Board be an independent director	☐	☐	☐

4.	Approval of the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan		☐	☐	☐	7.	To adopt a share retention policy for senior executives	☐	☐	☐

						8.	To make poison pills subject to a shareholder vote	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below

Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Notice of 2012 Annual Meeting of Shareholders

Thursday, May 31, 2012, 9:00 a.m.

Pennsylvania Convention Center

One Convention Center Place

Philadelphia, PA 19107

Please present this ticket for admittance of shareholder(s) named on the front, together with one guest per shareholder(s).

Annual Meeting Agenda

8:00 a.m. Doors Open to Meeting Room

9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote

DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow local traffic signs for Vine Street/PA Convention Center. Continue West on Vine Street for approximately 6 blocks and make a left turn onto 12th Street. The main entrance is located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders may also enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance from the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 East to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. You will be on Vine Street. Follow local signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrance is located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders may also enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance from the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West to the first exit (Broad Street). This exit brings you to 15th Street. Get into the left lane and follow the sign for Rte. 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrance is located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders may also enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance from the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

Public Transportation

The SEPTA (Southeastern Pennsylvania Transportation Authority) regional rail lines connect directly to the Convention Center, which is connected to the Market-East/ Pennsylvania Convention Center Station. Elevators are available. Please follow signs to the Pennsylvania Convention Center. Once inside the Convention Center, there will be signs directing shareholders to the meeting location.

Parking Information

Several parking garages are available within blocks of the Convention Center. The main entrance is located at the NW corner of 12th and Arch Streets. Shareholders may also enter through the 13th and Arch Street Entrance, which is located on Arch Street between 12th and 13th Streets. The meeting room is conveniently located within walking distance to the 13th and Arch Street Entrance. There will be signs directing shareholders to the meeting location.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Internet Availability of Proxy Materials, the proxy statement and the Annual Report are available at www.proxyvote.com.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

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M42422-P18606

COMCAST CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 31, 2012.

I hereby appoint Arthur R. Block and David L. Cohen and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held at the Pennsylvania Convention Center at 9:00 a.m. Eastern Time on May 31, 2012, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in their discretion. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.

I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees, in favor of Proposals 2, 3 and 4, and against Proposals 5, 6, 7 and 8. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the plan trustee will vote these shares in the same proportion on each matter as it votes shares held in the plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, the Comcast Spectacor 401(k) Plan, the Comcast Employee Stock Purchase Plan, or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held in the respective plans, as well as shares held as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side